UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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iSTAR FINANCIAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Registrant as Specified In Its Charter)
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1114 Avenue of the Americas, 39th Floor
New York, New York 10036
April 10, 2015

Dear Shareholder:
We cordially invite you to attend our 2015 annual meeting of shareholders. We will hold the meeting at the Sofitel Hotel, 45 West 44th Street, 2nd Floor, Bastille Room, New York, New York 10036 on Wednesday, May 20, 2015 at 9:00 a.m. local time.
At the annual meeting, we will ask our shareholders to:

(1)	elect six members to the board of directors;

(2)	consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

(3)	consider and vote upon a "Say on Pay" resolution to approve, on a non-binding, advisory basis, our named executive officer compensation, as described in this proxy statement;

(4)	consider a shareholder proposal, if properly presented at the annual meeting; and

(5)	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
The attached proxy statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the proxy statement and attachments carefully.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	FOR THE ELECTION OF THE SIX NOMINEES AS DIRECTORS;

•	FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND

•	FOR THE RESOLUTION APPROVING, ON A NON-BINDING, ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

•	AGAINST THE PROPOSAL SUBMITTED BY A SHAREHOLDER, IF PROPERLY PRESENTED AT THE ANNUAL MEETING.
We cordially invite all shareholders to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.
Sincerely,
Jay Sugarman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of iStar Financial Inc., a Maryland corporation, will be held at the Sofitel Hotel, 45 West 44th Street, 2nd Floor, Bastille Room, New York, New York 10036 on Wednesday, May 20, 2015 at 9:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:
1.To elect to the board of directors six members to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualify. The nominees to the board are: Robert W. Holman, Jr., Robin Josephs, John G. McDonald, Dale Anne Reiss, Barry W. Ridings and Jay Sugarman.
2.To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
3.To consider and vote upon a "Say on Pay" resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in our 2015 proxy statement.
4.To consider and vote upon a resolution to approve, on a non-binding, advisory basis, a proposal submitted by a shareholder, if properly presented at the annual meeting; and
5.To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.
The board has fixed the close of business on March 25, 2015 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Only holders of record of our common stock, par value $.001 per share (which includes both our regular common stock and our high performance common stock), and 8.00% Series D preferred stock, par value $.0001 per share, at the close of business on that date will be entitled to vote at the annual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015:
We make proxy materials available to our shareholders on the Internet. You can access proxy materials at http://www.proxyvote.com. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone you must have the shareholder identification number that appears on the enclosed Notice of Internet Availability of Proxy Materials. You also may request a paper or an e-mail copy of our proxy materials and a paper proxy card by following the instructions included in the Notice of Internet Availability of Proxy Materials.
By Order of the Board of Directors,
Geoffrey M. Dugan
General Counsel, Corporate and Secretary
New York, NY
April 10, 2015
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ATTACHED PROXY CARD AS PROMPTLY AS POSSIBLE

1114 Avenue of the Americas, 39th Floor
New York, New York 10036
PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held May 20, 2015
We are making this proxy statement available to holders of our common stock, par value $.001 per share, and holders of our 8.00% Series D preferred stock, par value $.0001 per share, on or about April 10, 2015 in connection with the solicitation by our board of directors of proxies to be voted at our 2015 annual meeting of shareholders or at any postponement or adjournment of the annual meeting. Our common stock includes both our regular common stock and our high performance common stock. Our common stock is listed on the New York Stock Exchange, or the NYSE, and is traded under the symbol "STAR."
This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2014. Additional copies of the Annual Report, including our financial statements at December 31, 2014, may be obtained from our website at www.istarfinancial.com, or by contacting our Investor Relations department at (212) 930-9400, 1114 Avenue of the Americas, 39th Floor, New York, NY 10036. Copies will be furnished at no additional expense. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.
About the Meeting
Who is entitled to vote at the meeting?
Only holders of record of our common stock, our high performance common stock and our Series D preferred stock at the close of business on March 25, 2015 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were 85,534,364 shares of common stock, 14,887.5 shares of high performance common stock and 4,000,000 shares of Series D preferred stock outstanding and entitled to vote.
What constitutes a quorum?
The presence, either in person or by proxy, of the holders of the outstanding common stock and Series D preferred stock entitled to cast a majority of all the votes entitled to be cast at the meeting, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.
What are the voting rights of shareholders?
Each shareholder is entitled to one vote for each share of regular common stock registered in the shareholder's name on the record date and 0.25 votes for each share of high performance common stock and Series D preferred stock registered in the shareholder's name on the record date.
What vote is needed to approve each proposal?
Assuming a quorum is present in person or by proxy at the annual meeting:

•	For the election of directors (Proposal 1), the vote of a plurality of all of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

•
For the ratification of the appointment of the independent registered public accounting firm (Proposal 2), the resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers

(Proposal 3), the resolution to approve, on a non-binding, advisory basis, the proposal submitted by a shareholder (Proposal 4), and the approval of any other matters properly presented at the meeting for shareholder approval, the affirmative vote of a majority of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.
What are broker non-votes and what is the effect of broker non-votes and abstentions?
A "broker non-vote" occurs when a broker, bank or other nominee returns a properly executed proxy, but indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received voting instructions from the beneficial owner of such shares on that matter. Under current NYSE rules, a broker, bank or other nominee does not have discretionary authority to vote shares without specific voting instructions from the beneficial owner on the election of directors (Proposal 1), the resolution to approve, on a non-binding, advisory basis, executive compensation (Proposal 3) or the resolution to approve, on a non-binding, advisory basis, the shareholder proposal (Proposal 4). A broker, bank or other nominee does, however, have discretionary authority to vote shares without specific voting instructions from the beneficial owner on the ratification of the appointment of the independent registered public accounting firm (Proposal 2).
For purposes of votes on all matters described in this proxy statement to be presented at the annual meeting, broker non-votes and abstentions will not be counted as votes cast and will have no effect on the result of the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.
How is my vote counted?
If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or Series D preferred stock will be voted FOR the election of directors (Proposal 1), the ratification of the appointment of the independent registered public accounting firm (Proposal 2), the approval of the resolution to approve, on a non-binding, advisory basis, executive compensation (Proposal 3), AGAINST the resolution to approve, on a non-binding, advisory basis, the proposal submitted by a shareholder (Proposal 4), and as recommended by the board with regard to all other matters in the discretion of the proxy holder.
Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. If your shares are held by a broker, bank or other nominee (i.e., in "street name"), you will receive instructions from your nominee which you must follow in order to have your shares voted. Such shareholders who wish to vote in person at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares of record.
Can I change my vote after I submit my proxy card?
If you authorize a proxy to vote your shares, you may revoke it at any time before it is voted by:

•	Submitting voting instructions at a later time via Internet or telephone before the closing of these voting facilities;

•	giving written notice to our Secretary by any means, including facsimile, bearing a date later than the date of the proxy expressly revoking the proxy;

•	signing and forwarding to us a proxy dated later; or

•	attending the annual meeting and personally voting the common stock or Series D preferred stock owned of record by you, although attendance at the annual meeting will not, by itself, revoke a proxy.

Who pays the costs of soliciting proxies?
We will pay the costs of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the SEC and the NYSE. Alliance Advisors LLC has been engaged to solicit proxies on our behalf in connection with our 2015 annual meeting of shareholders and provide other advisory services for a fee of $27,000, plus expenses.

DIRECTORS
At the 2015 annual meeting, six directors are to be elected to hold office for a term of one year, until the next annual meeting and until their successors have been elected and qualified. In accordance with the provisions of our charter, each member of our board is elected annually.
All of the nominees for election as a director are presently serving as directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the board to replace that nominee. At this time, the board has no reason to believe that any nominee will be unavailable to serve as a director if elected.
All of the nominees for election as a director, other than Mr. Sugarman, are independent within the standards prescribed by the NYSE.
The following table sets forth the name, age and the position(s) with us currently held by each person nominated for election as a director:

Name	Age	Title
Jay Sugarman	52	Chairman and Chief Executive Officer
Robert W. Holman, Jr.(1)(2)(3)	71	Director
Robin Josephs(2)(3)(5)	55	Director
John G. McDonald(2)(3)(4)	77	Director
Dale Anne Reiss(1)(4)	67	Director
Barry W. Ridings(1)(2)(4)	63	Director

(1)    Member of Audit Committee
(2)    Member of Compensation Committee
(3)    Member of Nominating and Governance Committee
(4)    Member of Investment Committee
(5)    Lead Director
Shareholders are urged to read other relevant sections of this proxy statement, in particular the sections captioned "INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES", "OTHER CORPORATE GOVERNANCE MATTERS", "DIRECTOR COMPENSATION", and "INDEMNIFICATION", for additional information relating to our board of directors and its operations.
Director Qualifications
Our Nominating and Governance Committee believes that our directors should possess the following qualifications:

•	Education, background, skills and experience that provide knowledge of business, financial, governmental or legal matters relevant to our business or to our status as a publicly owned company;

•	The highest personal and professional ethics, integrity and values;

•	Reputation for exercising good business judgment;

•	Commitment to representing the long-term interests of our shareholders; and

•	Sufficient available time to be able to fulfill his or her responsibilities as a member of the board and of any committees to which he or she may be appointed.

The committee endeavors to ensure our board represents a broad range of experience, qualifications, skills and attributes and, as a whole, reflects an appropriate diversity of background, experience and perspectives. We believe that the nominees for election as a director have the qualifications necessary to ensure that we are taking appropriate steps to address the complex issues confronting us in a challenging business and economic environment. The nominees for election as a director have held leadership positions in business (and in particular the real estate, investment and financial services business sectors), finance and academia over an extended period of time. Each of the nominees has demonstrated a long record of professional integrity, intellectual acumen, analytic skills, a strong work ethic and the ability to maintain a constructive environment for discussion of matters considered by our board. Additionally, all of our directors have experience as board members of a diverse range of public and private companies.
Biographical and Other Information on the Nominees
Jay Sugarman is our Chairman and Chief Executive Officer. Mr. Sugarman has served as a director of iStar Financial Inc. (and our predecessor) since 1996 and chief executive officer since 1997. Prior to forming iStar Financial Inc. and its predecessors, Mr. Sugarman managed private investment funds on behalf of the Burden family (a branch of the Vanderbilt family) and the Ziff family. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. As founder of iStar Financial Inc. and chief executive officer since 1997, Mr. Sugarman has demonstrated the leadership skills and extensive executive experience across a broad range of investment, financial and operational matters that are necessary to lead iStar, a fully-integrated finance and investment company focused on the commercial real estate industry.
Robert W. Holman, Jr. has served as one of our directors since 1999. He is chairman of our Compensation Committee and a member of our Audit Committee and our Nominating and Governance Committee. Mr. Holman was co-founder of TriNet Corporate Realty Trust, Inc., or TriNet, a NYSE-listed company that we acquired in 1999, and served as its chief executive officer and chairman of the board. He was chief executive officer and chairman of TriNet's predecessor, Holman/Shidler Corporate Capital, Inc., for ten years. He has structured, acquired, financed and managed several billion dollars of commercial and corporate assets in 40 states and Canada. Mr. Holman co-founded and was a senior executive and director of Watkins Pacific Corporation, a public multi-national conglomerate. Mr. Holman currently serves as a director and member of the audit and investment committees of the Parasol Tahoe Community Foundation. Mr. Holman has previously served as a director of Amerivest Properties, Inc., an American Stock Exchange-listed company, and as a senior executive, director, owner or board advisor for investment and operating companies in the United States, Great Britain, Australia and Mexico. He holds a B.A. degree in international economics from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did post-graduate work at Harvard University where he was awarded a Loeb Fellowship. Mr. Holman's experience as a founder, chief executive and director of TriNet, a public real estate investment firm focused on corporate tenant leasing that remains a key aspect of our business, his involvement in leadership capacities in other companies and organizations engaged in a broad range of business, finance and investment activities and his experience as a private investor all bring valuable skills and qualifications to our board.
Robin Josephs has served as one of our directors since 1998. Ms. Josephs serves as our Lead Director, with duties that include presiding at all executive sessions of the independent directors and serving as principal liaison between the chairman and the independent directors. Ms. Josephs is chair of our Nominating and Governance Committee and a member of our Compensation Committee. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. Prior to that, Ms. Josephs was a senior executive with Goldman Sachs & Co. from 1986 to 1996 in various capacities. She currently serves as a director and member of the audit committee and compensation committee of Plum Creek Timber Company, Inc. (NYSE: PCL), which conducts operations in the land, wood products, natural resource and energy businesses, as a director, chair of the compensation committee and a member of the audit committee of MFA Financial, Inc. (NYSE: MFA), which is primarily engaged in investing in residential mortgage-backed securities, and as a director and member of the audit committee and compensation committee of QuinStreet, Inc. (NASDAQ: QNST), a vertical marketing and online media company. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs received a B.S. degree in economics magna cum laude from the Wharton School (Phi Beta Kappa) and an M.B.A. degree from Columbia University. Ms. Josephs' employment as an investment banking professional brings valuable knowledge of finance and capital markets to our board. Her background working as a managing director of Starwood Capital Group, where she evaluated and managed numerous real estate investments, adds knowledge and expertise in this area of vital importance to our company. Ms. Josephs' extensive experience as a director of public companies also brings to our board valuable skills and insights into the governance of real estate, investment and operating companies.
John G. McDonald has served as one of our directors since 1999. Previously, Professor McDonald served as a director of TriNet since 1993. Professor McDonald is a member of our Nominating and Governance Committee, our Compensation Committee and our Investment Committee. He is the Stanford Investors Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director, chairman of the audit committee and a member of the corporate governance and nominating committee of Plum Creek Timber Company, Inc. (NYSE: PCL), and as a director, a member of the audit committee and chairman of the compensation committee of QuinStreet, Inc. (NASDAQ: QNST), a vertical marketing and online media company. Professor McDonald previously served as a director of Scholastic Corporation (NASDAQ: SCHL), a global children's publishing, education and media company, until 2014, thirteen mutual funds managed by Capital Research and Management Company until 2012, and Varian, Inc. until 2010 when Varian was acquired by Agilent Technologies. Professor McDonald is an internationally noted finance and investment expert. His background and expertise in equity markets, investment and financial management, entrepreneurial finance, and private equity investing and asset management brings to the board a keen understanding of the investor's perspective of our company and its operations.
Dale Anne Reiss has served as one of our directors since 2008. Ms. Reiss is chairperson of our Audit Committee and a member of our Investment Committee. Ms. Reiss was a senior consultant to the Global Real Estate Center of Ernst & Young LLP from 2008 to 2011. Until her retirement in 2008, she served as Global and Americas Director of Real Estate at Ernst & Young LLP and was a Senior Partner there from 1995 through 2008 in various capacities. Ms. Reiss currently serves as Senior Managing Director of Brock Capital Group LLC and Chairman of Brock Real Estate LLC, its equity and mezzanine financing arm as well as Managing Director of Artemis Advisors, LLC. Ms. Reiss currently serves on the board of directors and as chair of the audit committee of Tutor Perini Corporation (NYSE:TPC), a leading civil and building construction company. She also serves as director and a member of the audit committee of CYS Investments, Inc. (NYSE: CYS), a specialty finance company that invests in residential mortgage-backed securities, and of The Guttmacher Institute. She is a former member of the boards of directors of Post Properties, Inc., where she also served on the audit committee, the Pension Real Estate Association, and ULI—the Urban Land Institute, where she continues to serve in various leadership positions. In 2002, Ms. Reiss was named Woman of the Year by the New York Women Executives in Real Estate. Ms. Reiss is a Certified Public Accountant. She received a B.S. in Economics and Accounting from the Illinois Institute of Technology and an M.B.A. from the University of Chicago. Ms. Reiss' qualifications for election to our board include extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms and her experience as a director of other public and private companies.
Barry W. Ridings has served as one of our directors since 2011. He is chairman of our Investment Committee and a member of our Audit Committee and our Compensation Committee. Mr. Ridings is Vice Chairman of U.S. Investment Banking of Lazard Frères & Co. LLC. He serves as Chairman of LFCM Holdings LLC, which includes the operations of Lazard Capital Markets, and Chairman of Lazard Middle Market LLC. Mr. Ridings served as Managing Director of BT Alex Brown from 1990 to 1999. He has over 35 years of experience in debt and equity offerings, mergers and acquisitions and corporate restructurings. Mr. Ridings serves as Chairman of the Committee on Securities of NYSE/AMEX. He serves as a director of Siem Industries Inc., a company with interests in oil, gas and shipping. He serves on the Advisory Council for the Cornell University Johnson Graduate School of Business. He serves as a trustee of the Mu of Delta Kappa Epsilon Foundation, a charitable fraternal organization associated with Colgate University, a trustee of The Montclair Kimberley Academy and a director of the Catholic Charities of the Archdiocese of New York. Mr. Ridings has a B.A. in Religion from Colgate University and an M.B.A. in Finance from Cornell University. Mr. Ridings' distinguished career in the finance industry, his experience in helping companies access debt and equity capital and navigate challenging market conditions and his service as a director of other public and private companies demonstrate the valuable skills and attributes Mr. Ridings brings to our board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board Leadership Structure
Our board has the authority to select the leadership structure it considers appropriate for us. In making leadership structure determinations, the board considers many factors, including the specific needs of our business and what is in the best interests of our shareholders. Our current leadership structure consists of a combined chairman of the board and chief executive officer position, a lead independent director, or Lead Director, an active and involved board, a majority of which consists of independent directors, and board committees chaired by independent directors.
Under our bylaws, the chairman of the board presides over the meetings of the board and of the shareholders. The chairman of the board shall perform such other duties as may be assigned to him by the board of directors. The chief executive officer has general responsibility for implementation of our policies, as determined by the board, and for the management of our business and affairs. Jay Sugarman serves as both chairman of the board and chief executive officer.
Our board, by vote of its independent members, designates a Lead Director from among the independent directors, whose duties include the following:

•	preside at all meetings of the board at which the chairman is not present and all executive sessions of the independent directors;

•	serve as principal liaison between the chairman and the independent directors;

•	approve agendas for board meetings;

•	approve information presented to the board;

•	approve the schedule of meetings of the board to assure that there is sufficient time for discussion of agenda items;

•	call meetings of the independent directors, if deemed necessary or appropriate by the Lead Director;

•	if requested by major shareholders, be available for consultation and direct communication with major shareholders and their representatives; and

•	such other duties as the board may determine from time to time.
Robin Josephs currently serves as our Lead Director.
The board believes that this leadership structure—a combined chairman and chief executive officer, a lead independent director, active and involved independent directors, and board committees led by independent directors—is the most appropriate and effective arrangement for us at this time. Due to the varied and complex nature of our business, the board believes the chief executive officer is in the best position to serve in the critical role of chairman of the board and lead us and the board effectively. Having a chairman who also serves as chief executive officer facilitates timely communication with directors on critical business matters. The board believes that leadership of both the board and the company by Mr. Sugarman is the optimal structure to guide us and maintain the focus needed to achieve our business goals, while also providing for effective oversight by an independent board through an independent lead director. The board also believes the current board leadership structure functions very well and provides an effective balance between strong company leadership and appropriate oversight by independent directors. The board recognizes that circumstances may change, however, and will periodically review its leadership structure.
No Staggered Board
All of our directors are elected annually.

Board Composition
The Nominating and Governance Committee regularly assesses the size and composition of our board to help ensure that our board functions in an effective manner given the size, diversity and complexity of our business and the range of business segments and markets in which we operate. The committee believes it is important to have a mix of experienced directors with a deep understanding of our business and others who bring fresh perspectives. The committee engages in discussions of potential additions to our board on an ongoing basis. In seeking to maintain an engaged, independent board possessing broad experience and judgment and committed to representing the long-term interests of our shareholders, the committee takes into account the various factors described above in the section of this proxy statement captioned "ELECTION OF DIRECTORS—Director Qualifications".
Director Independence
Our board has determined that all of our current directors, other than our chairman and chief executive officer, are independent. In determining director independence, the board considers all relevant facts and circumstances and the NYSE listing standards. Under the NYSE listing standards, no director qualifies as independent unless the board affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board and Committee Annual Assessments
Our directors engage in an annual assessment of the board and committee performance, for the purpose of increasing the effectiveness of the board as a whole and its committees. An independent party interviews each director individually on a wide range of topics relating to board structure and composition, communications, information furnished to the board, the board's relationship with management and the effectiveness of the board and its committees, and then summarizes the individual comments and assessments in an oral report to the board in executive session. The board utilizes the results of this process to help refine and improve the operations of the board and its committees.
Board Meetings Held during 2014
During the fiscal year ended December 31, 2014, the board held 19 meetings, including meetings held in person and by telephone conference call. All directors are expected to attend a majority of the board meetings. All directors attended at least 75% of all of the board meetings and applicable committee meetings. In addition, all of the directors who were elected at the 2014 annual meeting were present in person at that annual meeting.
Executive Session
Our board of directors meets in executive session at least quarterly without management present. Our audit committee also meets in executive session at least quarterly, without management present, with representatives of our independent registered public accounting firm and with representatives with the firm engaged to assist us in the preparation of our documentation, testing and evaluation of internal controls over financial reporting.
Committees Established by the Board
Our board has standing Audit, Compensation, Nominating and Governance, and Investment Committees. The standing committees are comprised entirely of independent directors. Our board appoints special committees from time to time, as deemed necessary or appropriate.
Audit Committee
The Audit Committee is responsible for, among other things, retaining or dismissing our independent registered public accounting firm, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent registered public accounting firm.
As of the date of this proxy statement, the members of the Audit Committee are Dale Anne Reiss (chairperson), Robert W. Holman, Jr. and Barry W. Ridings. The board has determined that each of the current members of the Audit

Committee is independent, as defined by the Audit Committee's charter and the NYSE listing standards, and that the chairperson of the committee qualifies as an "audit committee financial expert" as defined by the SEC. In addition, the board has determined that each of the current members of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. The Audit Committee met 11 times during 2014, including meetings held in person and by telephone conference call.
Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation programs. The principal responsibilities of the Compensation Committee are:

•
To review management's recommendations and advise management and the board on broad compensation programs and policies such as salary ranges, annual incentive bonuses and long-term incentive plans, including equity-based compensation programs, as well as other group benefit programs offered to employees generally.

•
To approve performance objectives established for our senior executives and evaluate the performance of such executives relative to these objectives in connection with the Compensation Committee's overall review of executive compensation.

•
To approve, either as a committee or together with the other independent directors based on a recommendation of the committee, the base salary, annual incentive award, long-term incentive awards and other compensation for our chief executive officer.

•
To approve base salaries, annual incentive awards, long-term incentive awards and other compensation for our other officers and employees with base salaries in excess of $200,000 per year (which include all officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended).

•	To administer the issuance of any award under our long-term incentive plans and other equity compensation programs.

•	To retain and oversee third party consultants to assist with the Compensation Committee's activities, from time to time.

•	To oversee our performance evaluation practices and procedures.

•	To consider and evaluate "Say on Pay" resolutions and recommend to the board the frequency with which "Say on Pay" resolutions should be voted on by the shareholders.

•	To perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the Compensation Committee by the board.

•	To review the Compensation Discussion and Analysis and recommend to the full board that it be included in our proxy statement.
As of the date of this proxy statement, the members of the Compensation Committee are Robert W. Holman, Jr. (chairman), Robin Josephs, John G. McDonald and Barry W. Ridings. Each of the current members of the Compensation Committee is independent as defined by the Compensation Committee's charter and the NYSE listing standards. The Compensation Committee met 9 times during 2014, including meetings held in person and by telephone conference call.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the Nominating and Governance Committee considers and recommends to the board individuals to serve as our directors and executive officers. In making such recommendations, the Nominating and Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill and experience with businesses and other organizations comparable to us. The charter of our Nominating and Governance Committee also identifies diversity as one factor which the committee may consider when nominating a candidate for election to the board. Diversity includes not only factors such as gender, race and age, but also background, experience, skills, accomplishments, personal qualities and other traits desirable in achieving an appropriate mix of qualified individuals.
The Nominating and Governance Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by shareholders and generally shall guide the process of recruiting new directors. The Nominating and Governance Committee may employ professional search firms or consultants to assist us in identifying potential members of the board with the desired skills and disciplines. Nominations made by shareholders should be made in accordance with the procedures set forth below in this section under "Shareholder Nominations for the Board." Candidates proposed by shareholders will be considered using the same criteria and in the same manner as all other candidates are considered.
As of the date of this proxy statement, the members of the Nominating and Governance Committee are Robin Josephs (chairman), Robert W. Holman, Jr. and John G. McDonald. Each of the current members of the Nominating and Governance Committee is independent as defined by the applicable NYSE listing standards. The Nominating and Governance Committee met four times during 2014, including meetings held in person and by telephone conference call.
Investment Committee
The Investment Committee has been delegated the authority to approve our investment transactions involving commitments equal to $50 million or more but less than $75 million. Investment transactions of $75 million or more, and strategic investments such as a corporate merger or acquisition of another business entity (other than a corporate net lease financing) or any other material transaction involving our entry into a new line of business, must be approved by our board of directors. Investment transactions less than $50 million are subject to the approval of either an internal senior management investment committee or Jay Sugarman, our chairman and chief executive officer, and Nina Matis, our chief legal officer and chief investment officer, in accordance with the limits of investment authority established by the board.
As of the date of this proxy statement, the members of the Investment Committee are Barry W. Ridings (chairman), John G. McDonald and Dale Anne Reiss. The Committee met one time during 2014. Most of the potential investments we have considered recently have involved commitments in excess of $75 million and, accordingly, are reviewed directly by our full board, which includes the members of the Investment Committee.
Committee Charters
Our Audit, Compensation and Nominating and Governance Committees have adopted charters that meet the standards established by the NYSE. Copies of these charters are available on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests copies.
Service on Other Boards
In view of the commitment of time and effort that is required of a director of a public company, our board has established a guideline that its directors should not serve on the boards of more than six public companies. For this purpose, we treat service on the boards of mutual funds having the same investment adviser as service on the board of one company.
No Special Arrangements for Service as Directors
No arrangement or understanding exists between any director or executive officer and any other person or persons pursuant to which any director or executive officer was, or is, to be selected as a director or nominee.
Board's Role in Risk Oversight
Our management is charged with assessing and managing risks associated with our business on a day-to-day basis. The board's role is to oversee management's execution of these responsibilities and to assess our approach to risk management. In our view, it is not possible or desirable to eliminate risk from our activities. We believe that our focus should be on identifying, pricing, managing and monitoring risk with the objective of achieving attractive, long-term, risk-adjusted returns for the benefit of the company and our shareholders. We have robust internal processes and a strong internal control environment designed to identify, manage and mitigate material risks and to communicate with the board. The board exercises its oversight role periodically as part of its regular meetings and also through its committees, which examine various elements of risk as part of their responsibilities. The full board, or the appropriate board committee in the case of risks under the purview of a particular committee, receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal, regulatory, strategic and reputational risk, in order to review and understand risk identification, risk management and risk mitigation strategies. The board's role in risk oversight is consistent with our leadership structure generally, with the chief executive officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the board and its committees providing oversight in connection with those efforts.
Shareholder Nominations for the Board
Shareholder nominations for election to the board should be sent to the attention of our corporate secretary at the address appearing on the notice accompanying this proxy statement, describing the candidate's qualifications and accompanied by the candidate's written statement of willingness and affirmative desire to serve in a manner representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in our bylaws.
Candidates proposed by shareholders will be considered using the same criteria and in the same manner utilized by the Nominating and Governance Committee of the board in considering all candidates for election to the board, set forth above in this section under "Nominating and Governance Committee."
Communications with the Board
We provide the opportunity for interested parties, including shareholders, to communicate with members of the board. Interested parties may communicate with our Lead Director, the other independent board members or the chairperson of any of the committees of the board by e-mail or regular mail. All communications by e-mail should be sent to CorporateSecretary@istarfinancial.com. Communications sent by regular mail should be sent to the attention of the Lead Director, the independent directors, the Audit Committee chairperson, the Compensation Committee chairman or the Nominating and Governance Committee chairman, as the case may be, in each instance in care of our corporate secretary at our headquarters at 1114 Avenue of the Americas, 39th Floor, New York, NY 10036.
Our chief legal officer and our secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. These officers will forward all appropriate communications received, or a summary of such communications, to the appropriate board member(s). However, we reserve the right to disregard any communication that our chief legal officer and our secretary determine is unduly hostile, threatening, or illegal, does not reasonably relate to us or our business, or is similarly inappropriate. These officers have the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.
EXECUTIVE OFFICERS
Information for Jay Sugarman, our chairman and chief executive officer, is contained above under the heading "PROPOSAL 1: ELECTION OF DIRECTORS." Information with regard to our named executive officers is set forth below. For purposes of disclosure of the identity and compensation of our executive officers in this proxy statement, we include information on the persons we consider "executive officers" within the meaning of the SEC's proxy disclosure rules, including our chief executive officer, our chief financial officer and our chief legal officer and chief investment officer, as well as our other two most highly compensated officers whom we do not consider "executive officers" for purposes of the SEC's proxy disclosure rules. All of our officers serve at the pleasure of the board of directors and are customarily appointed as officers at the annual organizational meeting of the board held following each annual meeting of shareholders.

David DiStaso serves as our chief financial officer, having assumed this position in December 2010. He previously served as our chief accounting officer since June 2008. Mr. DiStaso is responsible for managing our financial reporting, accounting, treasury, investor relations and other corporate finance functions, and is involved in the execution of all capital markets activities. Before joining us, Mr. DiStaso previously spent 11 years with the CIT Group, Inc., most recently as chief financial officer of the Consumer Finance Division. He spent the first 10 years of his career in public accounting with KPMG, serving as a senior manager within the audit group and providing audit and consulting services to clients within the financial services industry. Mr. DiStaso received a bachelor's degree from Rutgers College and is a certified public accountant. Mr. DiStaso is 50 years old.
Nina Matis currently serves as our chief legal officer and chief investment officer. She assumed her current position in February 2008 after serving as our general counsel since 1996, executive vice president since November 1999 and chief investment officer since April 2007. Ms. Matis is responsible for overseeing and managing the strategic consideration and execution of our investment and financing transactions, restructurings and resolutions of loans and other problem assets, significant operational responsibilities and litigation and other legal matters. Ms. Matis previously served as a partner in the law firm of Katten Muchin Rosenman LLP, one of our principal outside law firms, and was an inactive special capital partner of the firm until her withdrawal from this position during 2010. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis previously served as a director of New Plan Excel Realty Trust, Inc. She is a director of Signature Theater Company, Thomas Cole House, a National Historic Landmark that includes the home and the studio of painter Thomas Cole, and National Partnership for Women & Families, a nonprofit, nonpartisan 501(c)3 organization. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law. Ms. Matis is 67 years old.
Michelle MacKay currently serves as our executive vice president, serving in this position since February 2003. Ms. MacKay is head of capital markets, with responsibility for the strategic consideration, evaluation and implementation of capital markets initiatives. Ms. MacKay is a senior member of our investment team and, in conjunction with Ms. Matis, provides management of the investment group. She joined us from UBS Warburg, where she was an executive director in commercial real estate and a senior member of the commercial real estate investment approval committee. Ms. MacKay was also responsible for mezzanine structuring and distribution. From 1996 to 1998, Ms. MacKay was vice president at Chase Bank where she oversaw commercial mortgage-backed securities trading and real estate products distribution. Prior to Chase, Ms. MacKay worked in real estate investments at The Hartford. Ms. MacKay holds an M.B.A. from the University of Hartford and a B.A. from the University of Connecticut. Ms. MacKay is 48 years old.
Barclay G. Jones, III currently serves as our executive vice president, serving in this position since March 2000. Mr. Jones is responsible for jointly overseeing the company's corporate loan and net lease investment activity. Previously, he was a principal with ACRE Partners, LLC, a privately held firm focused on providing public and private corporations with highly structured, value-added financing solutions for their real estate facilities. From 1982 to 1998, Mr. Jones served in a variety of capacities at W.P. Carey & Co., Inc., including Vice Chairman and Chief Acquisitions Officer. During his tenure at W.P. Carey, Mr. Jones was responsible for originating more than $2 billion of sale-leaseback financing and over $1 billion of mortgage placements. Mr. Jones is a graduate of the Wharton School at the University of Pennsylvania and completed the Executive Program in Strategy and Organization at the Graduate School of Business, Stanford University. Since 2006, he has been a director and a member of the audit committee of Spirit Airlines, Inc. Mr. Jones is 54 years old.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the financial reporting process of iStar Financial Inc. (the Company), on behalf of the Board of Directors of the Company in accordance with our Audit Committee charter. The board, in its judgment, has determined that all members of our Audit Committee meet the independence requirements of the Securities and Exchange Commission (the SEC) and the New York Stock Exchange (the NYSE). The board has also determined that at least one member of the Audit Committee, the chairperson of the Committee, is an "audit committee financial expert" within the meaning of the rules of the SEC and that each member of our Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. We operate under a written charter approved by the board, consistent with the corporate governance rules issued by the SEC and the NYSE. Our charter is available on the Company's website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.
The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls over financial reporting, as well as disclosure controls and procedures. We are directly responsible for the appointment, compensation, retention, oversight and termination of the Company's external auditors, PricewaterhouseCoopers LLP, an independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the effectiveness of the Company's internal controls over financial reporting and for expressing its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States. We also approve the engagement of an accounting firm to assist the Company in the preparation of its documentation, testing and evaluation of internal controls over financial reporting and reviewed their performance. We do not prepare financial statements or conduct audits.
In connection with the December 31, 2014 audited consolidated financial statements, we have:

•
reviewed and discussed with management and the independent registered public accounting firm the Company's internal controls over financial reporting, including a review of management's and the independent registered public accounting firm's assessments of and reports on the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses;

•
reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

•
discussed with the independent registered public accounting firm the items that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; and

•
reviewed and considered the written disclosures in the letter received from PricewaterhouseCoopers LLP, as required by the PCAOB regarding the independent accountant's communications with the Audit Committee regarding independence, including a discussion about its independence from the Company and management.

Based on the reviews and discussions above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter in effect in 2014, we recommended to the board that the audited consolidated financial statements for 2014 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, as amended on Form 10-K/A on March 27, 2015 (the "2014 10-K Report), for filing with the SEC. The board approved our recommendation.
Submitted by the Audit Committee:
Dale Anne Reiss (Chairperson)
Robert W. Holman, Jr.
Barry W. Ridings

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.
OTHER CORPORATE GOVERNANCE MATTERS
In addition to matters discussed elsewhere in this proxy statement, including above under "INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES", we have implemented the following practices and policies regarding corporate governance:
Corporate Governance Guidelines
Our board has approved a set of general guidelines that provide the framework for our corporate governance. The board reviews these guidelines and other aspects of our corporate governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.
Code of Conduct
Our Code of Conduct documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code of Conduct is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code of Conduct and a culture of honesty and accountability. A copy of the Code of Conduct has been provided to each of our directors, officers and employees, who are required to acknowledge that they have received and will comply with the Code of Conduct. Among its many features, the Code of Conduct describes how employees can report any matter that may be of concern to a named Compliance Officer, any other member of our Compliance Committee, our chief executive officer or the chairperson of the Audit Committee. This reporting may be done on an anonymous basis. We have also established an independent "hotline" telephone service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations, on an anonymous basis or otherwise. We will disclose any material changes to the Code of Conduct, and any waivers that are approved for directors or executive officers, in our public SEC filings and on our website within four business days of such an event. A copy of our Code of Conduct may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.
Disclosure Committee
We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls and assist and advise the chief executive officer and chief financial officer in making the required certifications in SEC reports. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings and review our draft periodic SEC reports prior to filing. The Disclosure Committee reports to our chief executive officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize the Committee's purpose and procedures. A copy of the charter may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.
Shareholder Outreach and Communication
On a regular basis throughout the year, our management engages in communications with our significant investors to ensure that management and the board understand and consider the issues that are important to our shareholders. We regularly discuss with our investors matters relating to our business, strategic plans, financial results and related matters. In recent months, we expanded our efforts and reached out to approximately 12 of our largest shareholders that collectively own approximately 40% of our outstanding shares to broaden the discussions to also include corporate governance practices, compensation programs and other matters. In discussions with our shareholders, we described our programs, policies and practices, explained proposals and initiatives currently under consideration and solicited input on matters of particular significance to the investors. We reported the results of these discussions to our board. We plan to continue these types of discussions, which provide valuable feedback and enable us to address shareholder concerns and interests in designing and implementing our programs and practices.
No Poison Pill
We do not currently have a shareholder rights plan, commonly known as a "poison pill," in effect.
Compensation Related Matters
See "Compensation Discussion and Analysis—Key Compensation Practices" and "—Other Compensation Design Practices" for additional information on our policies on matters such as our stock ownership guidelines, hedging and pledging restrictions, compensation clawbacks and similar matters.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies and decisions for 2014 for our named executive officers. The following discussion should be read in conjunction with the other information presented in this proxy statement, including the information in the compensation tables and the footnotes to those tables.
Introduction
Our compensation program reflects our pay-for-performance philosophy and is designed to create a strong connection between executive pay and our business performance, including shareholder value creation, and achieve the following objectives:

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To further our current and long-term strategic, business and financial goals in the creation of shareholder value by enabling us to attract, retain, motivate and reward key executives who contribute to achieving those goals.

•
To encourage our key executives to improve business performance and increase shareholder value by providing a mix of current compensation and long-term rewards that is variable and balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

•	To align shareholder and employee interests by compensating employees for improving our business performance and increasing the value of the company, to the benefit of our shareholders.
To promote these objectives, a significant part of executive compensation is based on accomplishments that improve the performance of the company and increase the company's value. We believe this approach helps us achieve our objectives and promote the interests of our shareholders. Our compensation actions during 2014 take into account the performance and accomplishments of our management team towards achieving our current and long-term strategic, business and financial goals, and reflect our continuing efforts to enhance the alignment between our executive incentives and results realized by our shareholders.
Company Performance
In conjunction with improving economic and commercial real estate market conditions, we have continued to make meaningful progress towards achieving a number of our strategic corporate objectives.

•
In 2014, we increased investment originations to $1.27 billion in 2014 of which we funded $905.8 million, compared to $483.7 of investments funded in 2013. Investment originations were focused primarily within our core business segments of real estate finance and net lease, which we anticipate should drive future revenue growth.

•	Through strategic ventures, we have partnered with other providers of capital within our net lease segment and with developers with homebuilding expertise within our land segment.

•	We have made significant investments within our operating property and land portfolios in order to better position assets for sale.

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Access to the capital markets has allowed us to extend our debt maturity profile, lower our cost of capital and become primarily an unsecured borrower. During 2014, we fully repaid our largest secured credit facility using proceeds from unsecured notes issuances. This repayment unencumbered $2.0 billion of collateral and provides us with additional liquidity as we now retain 100% of the proceeds from sales and repayments of these previously encumbered assets, rather than directing them to repay the facility.

•	At December 31, 2014, we had $472.1 million of cash, which we expect to be used primarily to fund future investment activities.

•
Over the past two years, we have significantly reduced our level of non-performing loans. Non-performing loans, net of specific reserves, declined 68% to $65.0 million at December 31, 2014 from $203.6 million at December 31, 2013 as loans were repaid, sold or foreclosed on.

•
During the year ended December 31, 2014, three of our four business segments, including real estate finance, net lease and operating properties, contributed positively to our earnings. We continue to work on repositioning or redeveloping our transitional operating properties and progressing on the entitlement and development of our land assets in order to maximize their value. We intend to continue these efforts, with the objective of having these assets contribute positively to earnings in the future.

•	For the year ended December 31, 2014, we recorded net loss allocable to common shareholders of $(33.7) million, compared to a loss of $(155.8) million during the prior year.

•
Our Adjusted Income (loss) allocable to common shareholders for the year ended December 31, 2014 was $109.4 million, compared to $(21.7) million during the prior year. (See Exhibit A attached to this proxy statement for a description of our calculations of Adjusted Income).

Our total shareholder return on our common stock, or TSR, for the five years ended December 31, 2014 was 433.2%, as compared to 105.1% for the Standard & Poor's 500 Index and 86.9% for the Standard & Poor's 500 Financials Index, as set forth in the graph below:

(1)
The graph assumes an investment of $100 in our common stock on January 1, 2010 and the reinvestment of any dividends. The stock price performance shown on this graph is not necessarily indicative of future price performance. Source: Bloomberg Finance, L.P

Year Ended	STAR	S&P 500	S&P 500 Financials
12/31/2009	$100.00	$100.00	$100.00
12/31/2010	$305.47	$115.06	$112.13
12/31/2011	$206.64	$117.48	$93.00
12/31/2012	$318.36	$136.26	$119.73
12/31/2013	$557.42	$180.37	$162.34
12/31/2014	$533.20	$205.05	$186.98

Compensation Program Design
In recent years we have sought to enhance the linkage and measurement of employee performance and shareholder value creation through the design of our annual incentive and long-term incentive compensation programs. These enhancements followed a comprehensive review of our compensation program by our Compensation Committee, with the assistance of Pay Governance LLC, an independent compensation consultant engaged by the Committee.
Since these changes in our compensation program design, in our regular communications with significant shareholders regarding our business, strategic plans, financial results and related matters, we have elicited our shareholders' views regarding our compensation program and our efforts to enhance the alignment between our performance, our shareholders' results and our executives' incentives. The results of the Say on Pay votes in recent years indicate strong shareholder support of our compensation programs: at our 2013 annual meeting, 87.3% of our shareholders who voted supported the Say on Pay vote and, in 2014, 92.8% of our shareholders who voted supported the Say on Pay vote. We continue to work to enhance our overall compensation program to provide appropriate incentive compensation opportunities for our executives that are aligned with our financial performance and results for our shareholders.
Key Compensation Practices
Our key executive compensation practices are summarized below. We believe these practices promote good governance and serve the interests of our shareholders. Certain of these practices are described in more detail elsewhere in this proxy statement.
WHAT WE DO

•	Emphasize variable pay over fixed pay, with a substantial portion of the compensation of our named executive officers being performance based;

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Provide a mix of cash and equity compensation, with long-term equity incentive compensation for our named executive officers consisting substantially of awards that vest based on financial performance criteria with all awards requiring continued service

•	Include a range of performance metrics in our incentive compensation program

◦
Under our annual incentive bonus plan, the size of the annual incentive bonus pool is determined based on our performance in achieving a predetermined financial performance benchmark compared to a target approved by the Committee

◦	Under our long-term incentive awards, payouts are determined based on our TSR compared to the TSR of two selected market indices

◦
Under the iStar 2013 Performance Incentive Plan, or iPIP, no payouts to participants will occur until the company has realized a full return of our invested capital in the assets included in the pool plus a return based on both the company's corporate leverage ratio and borrowing rate from time to time (or asset specific leverage if applicable to a particular investment) and a fixed preferred return rate; in addition, payouts will be reduced if our TSR underperforms the TSR of two selected market indices

•	Impose stock ownership guidelines for our senior executives and directors

•	Impose sale restrictions on vested annual incentive awards delivered in the form of shares

•	Prohibit hedging and significant pledging of our shares by our senior executives and directors

•	Include "double trigger" change in control provisions in incentive award agreements, which require termination of employment following a change in control for compensation to be paid

•
Impose "clawback" provisions in compensation awards, which enable us to recoup incentive compensation in the event of misconduct directly related to a material restatement of our financial or operating results

•	Utilize an independent compensation consultant to advise the Committee on compensation program design, key compensation trends and internal and external competitiveness of our compensation program
WHAT WE DON'T DO

•	No employment agreements

•	No "change in control" agreements

•	No excise tax gross-ups on any compensation paid on a change in control

•	No repricing of underwater stock options or granting of stock options at a price less than 100% of fair market value on grant date

•	No dividends or dividend equivalents paid on restricted stock units unless and until they vest

•	No preferential retirement plan, severance arrangements or perquisites available to executives that are not generally available to all employees
Primary Compensation Elements
Our executives are compensated through a combination of the following types of compensation:

•	Base salaries

•	Annual incentive awards (bonus)

•	Long-term incentive awards, in the form of points in the iPIP and/or equity-based awards

•	Group benefits available to employees generally, including 401(k) retirement plan and group health and welfare benefits
2014 Compensation Actions
Compensation decisions for our executives are made annually, after reviewing our performance as a business and evaluating individuals' performance and contributions during the year, leadership qualities, business responsibilities, career with us, current compensation arrangements, long-term potential to enhance shareholder value and other relevant performance and market data. Mr. Sugarman, our chief executive officer, makes specific compensation recommendations to the Committee based on the objectives and approach set by the Committee, as well as current business conditions and other factors. Specifically, for each executive other than himself, Mr. Sugarman makes recommendations regarding base salaries for the following year, annual incentive awards and long-term incentive awards, for review and discussion with and approval by the Committee. As part of its evaluation, the Committee considers various factors and data, including compensation levels and practices at other companies considered to be relevant for purposes of comparison but does not engage in a formal benchmarking process. Mr. Sugarman may attend meetings of the Compensation Committee at the request of the Committee chair, but does not attend executive sessions and does not participate in any Committee or Board discussions relating to the final determination of his own compensation.
In connection with its oversight of our 2014 compensation decisions, the Compensation Committee engaged Pay Governance LLC as its independent compensation consultant to assist the Committee on a range of executive compensation matters. The Committee has considered the independence of Pay Governance LLC in light of SEC rules and NYSE listing standards. The Committee reviewed a report from Pay Governance LLC addressing the consultant's independence and concluded that the work of Pay Governance LLC did not raise any concerns regarding independence, conflicts of interest or related matters.
The compensation consultant provided information and advice regarding compensation levels for our executives, and generally assisted the Committee in recommending compensation for the chief executive officer, considering the recommendations made by the chief executive officer for the other named executive officers and other employees, and determining an appropriate structure and mix of compensation. The consultant conferred with the Committee members, as a group and individually, to discuss our recent compensation history and other relevant matters. The consultant met with the Committee regularly to discuss guiding compensation principles, competitive market trends and potential pay frameworks.
Base Salaries
The Committee reviews the base salaries of our named executive officers every year. In 2014, the base salaries of our chief executive officer and our other named executive officers were not changed and remained as follows: Mr. Sugarman—$1,000,000; Ms. Matis—$500,000; Mr. DiStaso—$400,000; Ms. MacKay—$400,000; and Mr. Jones— $300,000.
Annual Incentive Awards
Under the annual incentive program adopted in 2013, our total annual incentive pool is funded based on how we perform compared to a specific performance measure, as determined by the Committee. For 2014, the Committee selected Adjusted EBITDA as the relevant performance measure, as we consider Adjusted EBITDA a useful financial measure to evaluate our sustainable, ongoing core operating performance. At the start of the year, the Committee reviewed the Adjusted EBITDA target forecast that had been established and determined the target amount of our total annual incentive pool, for all employees, assuming that Adjusted EBITDA target is achieved. In determining the size of the target annual incentive pool, the Committee consulted with its consultant regarding competitive market data and competitive target bonus award levels for individuals, reviewed our historical annual incentive awards levels and other factors, and consulted with the chief executive officer.
The Committee determined that a minimum threshold of $194.5 million of Adjusted EBITDA for 2014 needed to be achieved to fund the annual incentive pool. The ultimate size of the total annual incentive pool that was funded and paid to employees could range from 0% of the target amount of the pool (for Adjusted EBITDA results below the minimum threshold) to 200% of the target amount of the pool (for Adjusted EBITDA results in excess of 130% of Adjusted EBITDA target forecast), depending on our actual Adjusted EBITDA results for the year compared to the Adjusted EBITDA target forecast. To account for unanticipated circumstances and external economic factors, the Committee has discretion to adjust the size of the total pool up or down by 25% based on its assessment of our overall performance.
For 2014, we achieved actual Adjusted EBITDA results that exceeded 130% of our Adjusted EBITDA forecast, due to various factors including sales of equity method investments, sales of finance investments, various lease and loan settlements and increased income from sales of residential property, resulting in a funding level for the bonus pool at the maximum level. The Committee, in its discretion, determined not to pay out the maximum amount of the total annual incentive pool. Further, the Committee determined to pay a portion of the annual incentive pool amount in excess of the target pool amount in the form of additional awards of unallocated Points in the 2013-2014 iPIP pool under the iPIP program.
Once the total funding of the annual incentive pool is determined by the Committee, individual employees' payouts from the pool are determined on a discretionary basis by the Committee based on an assessment of individual performance, and are not tied to achieving any specific targets, with a maximum amount that can be paid to any individual of $10 million.
Under the annual incentive program, annual incentive awards are paid in a mix of cash and shares of our common stock based on executives' salary levels, with the size of the shares portion increasing at the higher salary levels. Recipients are restricted from selling one-half of the shares portion of the annual incentive awards for one year and the other half for two years from the date of grant.
The Committee made its determinations in January 2015 regarding annual incentive awards for the named executive officers for services performed in 2014. No annual incentive cash bonus was awarded to our chief executive officer; however, he was granted Points in the 2015-2016 iPIP pool. Discretionary annual incentive awards for our other named executive officers for services in 2014 were approved by the Committee based on the amount of the available annual incentive pool and the Committee's assessment of each officer's individual contributions to our financial and operating achievements during the year, as follows: Ms. Matis—$3,176,000 (of which she received $2,112,500 in cash, $737,500 in the form of fully-vested shares of our common stock subject to trading restrictions, and $326,000 in the form of a supplemental allocation of 2.0 Points in the 2013-2014 iPIP pool); Ms. MacKay—$1,263,000 (of which she received $900,000 in cash, $200,000 in the form of fully-vested shares of our common stock subject to trading restrictions, and $163,000 in the form of a supplemental allocation of 1.0 Point in the 2013-2014 iPIP pool); Mr. DiStaso—$1,113,000 (of which he received $747,500 in cash, $202,500 in the form of fully-vested shares of our common stock subject to trading restrictions, and $163,000 in the form of a supplemental allocation of 1.0 Point in the 2013-2014 iPIP pool); and Mr. Jones—$1,113,000 (of which he received $805,000 in cash, $145,000 in the form of fully-vested shares of our common stock subject to trading restrictions, and $163,000 in the form of a supplemental allocation of 1.0 Point in the 2013-2014 iPIP pool).
Pursuant to the SEC's disclosure rules and regulations, in the Summary Compensation Table below, the shares portion of the annual incentive award and the supplemental allocations of iPIP are not reported as part of the named executive officer's compensation for 2014 and will be reported in next year's proxy statement.
Long-Term Incentive Compensation: iStar Performance Incentive Plan (iPIP)
At the 2014 annual meeting, our shareholders approved our iPIP. As more fully described in our 2014 proxy statement, the iPIP has been established to provide, primarily to senior executives and select professionals engaged in our investment activities, long-term incentive compensation which has a direct relationship to the realized returns on our new investments included in the iPIP. We will continue to utilize equity-based Long-Term Incentive Plan (LTIP) awards (more fully described below). The iPIP continues the evolution of our incentive compensation programs and enhances the performance-based orientation of our overall program. The iPIP in particular is designed to provide our management team with appropriate incentives and strengthen the alignment of their interests with those of our shareholders. We intend the iPIP to become, over time, the primary vehicle for providing long-term performance-based incentive compensation to our senior executives and investment professionals.
The iPIP creates compensation pools (which may be short-term or long-term pools depending on the nature of the investment assets included in the iPIP compensation pools) every two years that track the investment performance of the new investments made by us during those periods. iPIP compensation is awarded in the form of Points, which are distributed at the outset of an iPIP compensation pool and may be held in reserve for subsequent distribution at the discretion of the Committee. The total number of Points in any iPIP compensation pool will be initially limited to 100 (in addition, participants may be diluted ratably during the first two years of a pool in order to admit additional participants, up to a total of 125 Points). In 2014, the Committee approved allocations of Points for the first iPIP compensation pool that includes investments made in 2013 and 2014. The allocations made in 2014 for our chief executive officer and our other named executive officers were approved by the Committee based on the Committee's assessment of each officer's individual contributions to our investment and origination activities in particular and our financial and operating achievements in general, as follows: Mr. Sugarman—44.0 Points (44% of the 2013-2014 iPIP pool); Ms. Matis—8.5 Points (8.5% of the 2013-2014 iPIP pool); Ms. MacKay—4.0 Points (4% of the 2013-2014 iPIP pool); Mr. DiStaso—1.5 Points (1.5% of the 2013-2014 iPIP pool); and Mr. Jones—1.0 Point (1% of the 2013-2014 iPIP pool). In January 2015, the Committee approved the allocation of supplemental Points in the 2013-2014 iPIP pool discussed above under "Annual Incentive Awards."
The iPIP is based on the fundamental principle that participants should only realize compensation benefits from a specified group of investments if those particular investments have achieved success for the company. Therefore, there are meaningful hurdles which must be achieved before iPIP participants receive any payout from the iPIP compensation pools. Specifically, all payouts from each iPIP compensation pool are fully subordinated to a complete return of our invested capital in the assets included in that pool, together with a return partially based on a leverage component and partially based on a preferred return hurdle rate (which for the first pool is 9%). In addition, there is another test designed to further align management and shareholder interests, which has the potential to further reduce payouts from an iPIP compensation pool in the event that our long-term TSR is below the average of the median of two market indices equally weighted between REITs (the FTSE NAREIT All REITs Index) and small cap stocks (the Russell 2000 Index).
No payouts to participants from the iPIP compensation pools will occur until there is a full return of our invested capital in the assets included in a particular pool and the required return on that capital and, therefore, the initial payouts of an iPIP compensation pool are not expected to occur until a substantial majority of the investment assets included in that particular pool are successfully liquidated. Further, iPIP participants are generally subject to a six-year vesting period. To promote a further alignment of interests, 50% of iPIP compensation will be payable in shares of our common stock, provided there are available shares for issuance under our 2009 Long-Term Incentive Plan or any successor plan.
The iPIP is a critical component of accomplishing our long-term goals and is specifically designed to provide an incentive compensation opportunity that is modeled after private equity "carried interest" programs. It is intended to provide a target aggregate compensation opportunity which, when taken together with a participant's base salary and appropriate annual incentive compensation, will be consistent with the expectations of top-tier investment talent in other high-caliber, investment-based organizations.
Long-Term Incentive Compensation: Equity-Based Awards under Long-Term Incentive Plan (LTIP)
As noted above, while our iPIP is intended to serve as the primary vehicle for providing long-term incentive compensation to our senior executives and investment professionals, we will continue to utilize equity-based awards under our Long-Term Incentive Plan (LTIP), which have been in the form of restricted stock units (Units) that are performance-based and time-based.
In 2014, in addition to his iPIP award, Mr. DiStaso was granted long-term incentive equity-based awards in the form of Units, consisting of a target number of 10,289 performance-based Units that may vest on December 31, 2016 if we achieve performance goals with respect to TSR over a three-year performance period measured against two selected market indices and 4,409 time-based Units that will cliff vest in one installment on December 31, 2016 if he is employed by us on the vesting date. The terms of the performance-based Units and the time-based Units are described below. During 2014, none of our other named executive officers were granted long-term incentive equity-based awards under our LTIP.
Other executives and employees were granted long-term incentive equity-based awards under our LTIP program in the form of performance-based Units and time-based Units.
Performance-Based Awards. LTIP awards delivered in the form of performance-based Units provide for vesting only if we achieve performance goals with respect to TSR over a three-year performance period measured against two market indices, the FTSE NAREIT All REITs Index (one-half of the target award) and the Russell 2000 Index (one-half of the target award). In addition, the employee must be employed by us on the vesting date. When this LTIP program design was implemented in 2013, the performance periods were phased in: one-third of the initial awards were subject to a one-year performance period and two-thirds of the awards were subject to a two-year performance period; however, after vesting, the employee was prohibited from selling the vested shares until three years following the grant date. Starting with LTIP awards in 2014, performance-based awards are subject to a three-year performance period, after which no additional post-vesting holding period will be required.
Under these performance-based LTIP awards, TSR is measured by the increase in the share price of our common stock during the relevant performance period by comparing the price at the end of the current period to the price at the end of the prior period, and assuming reinvestment of dividends paid, if any, on common stock during the period. Our share price is calculated as the average of the NYSE closing prices of our common stock on the last 20 trading days of each relevant period. Our TSR is compared to that of the constituents of the two market indices, which are calculated using a 20 trading day average price. Our stock price, and any companies that are not in the index at the beginning and end of the performance period, will be excluded from the TSR calculation for that index. Performance-based Units will vest, and shares of our common stock will be earned in the amount of the vested performance-based Units, based on the performance of our TSR compared to each index (measured as a percentile), as follows:

	< Threshold	Threshold	Target	High
TSR Percentile Achieved	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile
Shares Earned (as % of Target amount)	0%	50%	100%	200%

No shares will be earned if performance is below the threshold level, and results are interpolated on a linear basis between the levels of threshold, target and high, as shown above. If our TSR is negative, the number of shares earned is capped at the threshold level, regardless of our TSR performance relative to the NAREIT All REITs Index and the Russell 2000 Index. Dividends will accrue but will not be paid unless and until performance-based Units vest and are settled, that is, by the release and delivery of shares to the executive, net of statutory minimum required tax withholdings.
Time-Based Awards. LTIP awards delivered in the form of time-based Units provide for "cliff" vesting in one installment at the end of a three-year vesting period if the executive remains employed on the vesting date. Dividends will accrue but will not be paid unless and until time-based Units vest and are settled.
Other Compensation Program Design Features
We have also adopted the following policies as part of the overall design of our compensation program:
Minimum Stock Ownership Guidelines for Non-Employee Directors and Senior Officers
Our non-employee directors, executive officers and other senior officers are expected to maintain equity ownership interests having a value at least equal to a specified minimum ownership level determined by reference to each such individual's position, as set forth below:

Position	Minimum Ownership Level
Non-Employee Directors	5X annual cash retainer
Chief Executive Officer (CEO)	5X base salary
President	3X base salary
Chief Legal Officer/Chief Investment Officer	3X base salary
Other CEO Direct Reports (including Chief Financial Officer and Executive Vice Presidents)	1.5X base salary
Senior Vice Presidents (or equivalent)	1X base salary
For purposes of these stock ownership guidelines, unvested time-based Units are counted and unearned performance-based Units are not counted. Each non-employee director and officer has five years from the adoption of these guidelines in 2013, or the date of his or her election to the board or appointment to an officer position, as the case may be, whichever is later, to satisfy the ownership guidelines. Taking into account any permitted transition period, all of our non-employee directors and named executive officers are currently in compliance with the guidelines.
Clawback Policy
We have a "clawback" policy that is reflected in the provisions of our incentive compensation awards. If we determine that an employee has engaged in fraud, willful misconduct or violation of a company policy that causes or contributes to a material restatement or adjustment of financial results within two years after the period presented, or causes a material negative revision of a financial measure used to award incentive compensation, the Compensation Committee will review performance-based compensation awarded to the employee and, if appropriate, seek recoupment of an appropriate portion of such performance-based compensation.
Prohibition on Hedging Transactions
We have adopted a policy that prohibits directors, officers and other employees from trading in financial instruments or engaging in hedging transactions involving our securities that are designed to hedge or offset the risks of price fluctuations in the value of our securities (including but not limited to collars or forward sale contracts, puts, calls or other exchange traded options, or short sales of our shares).
Prohibition on Pledged Securities and Margin Accounts
We prohibit directors, officers and other employees from pledging our securities as collateral for a loan or holding iStar securities in a margin account, except with prior approval in accordance with guidelines approved by our board from time to time. Exceptions may be granted and approval given on a case-by-case basis in circumstances where an individual clearly demonstrates the financial capacity to meet a margin call or repay the loan without resort to the pledged shares, or where the amount of pledged shares or shares held in a margin account is not significant in comparison to the individual's total ownership of our shares, or where the aggregate amount of pledged shares by all insiders is not significant compared to our total outstanding shares.
"Double Trigger" Change in Control Provision for Long-Term Incentive Compensation
Beginning in 2013, all long-term incentive compensation awards for our executive officers include a "double trigger" change in control provision, meaning that, in the event of a change in control of the Company, the incentive compensation awards will receive accelerated vesting only if the change in control transaction is followed by termination of the executive's employment or effective termination, such as material reduction in position, responsibilities, compensation or other significant terms of employment.
Risk and Compensation
As noted above in the discussion of the board's role in risk oversight, in our view, it is not possible or desirable to eliminate risk from our business activities. We believe that both the company and our individual employees should focus on identifying, pricing, managing and monitoring risk with the objective of achieving attractive, long-term, risk-adjusted returns for our shareholders. We believe that our compensation program should support and motivate our employees in achieving this objective, but should not encourage excessive risk taking.. We believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on us, based in part on the following attributes of our program:

•	We have no employment agreements with executive officers. All of our executives are employed on an "at will" basis and may be terminated with or without cause at any time.

•	Compensation is variable and performance-based. No individual's compensation is guaranteed.

•
A significant portion of the compensation we pay our senior executives consists of long-term equity incentive awards which vest over multiple years, and a substantial portion of the LTI award opportunity will only vest if our shareholder value creation is above market, measured by comparison to two market indices.

•	Our executives have no "golden parachute" or "golden coffin" arrangements.

•
Our equity awards include clawback provisions which enable us to recover the awards in the event of gross negligence or misconduct directly related to a material restatement of our financial or operating results.

Taken as a whole, our compensation arrangements reward executives for appropriately identifying and managing risks, but provide no guaranteed "safety net" if they are ineffective in doing so. Moreover, the structure of our incentive compensation program ensures that any loss of value to our shareholders is shared by our management.
Compensation Committee Report
In connection with our oversight of the compensation programs of iStar Financial Inc., a Maryland corporation (the Company), we, the members of the Compensation Committee listed below, have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussion, the Compensation Committee has recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's 2014 Form 10-K Report.
Submitted by the Compensation Committee:
Robert W. Holman, Jr. (Chairman)
Robin Josephs
John G. McDonald
Barry W. Ridings

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.
Summary Compensation Table
The following table, and the accompanying footnotes, sets forth compensation information for the past three years for Jay Sugarman, our chief executive officer, David DiStaso, our chief financial officer, Nina Matis, our chief legal officer and chief investment officer, and our two other most highly-compensated officers during the 2014 fiscal year, in accordance with the SEC's disclosure rules and regulations.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation		All Other Compensation ($)(1)	Total ($)
Jay Sugarman	2014	1,000,000	—		5,500,000	(3)	—	(2)	11,095	6,511,095
Chairman and	2013	1,000,000	—		1,423,637	(4)	—	(2)	11,162	2,434,799
Chief Executive Officer	2012	1,000,000	1,545,427		—		—		10,912	2,556,339
David DiStaso	2014	400,000	—	(5)	467,147	(3)(6)	747,500	(5)	10,759	1,625,406
Chief Financial Officer	2013	400,000	849,997		551,591	(4)(7)	—		14,838	1,816,426
	2012	350,000	531,818	(8)	—		—		16,602	898,420
Nina Matis	2014	500,000	—	(5)	1,062,500	(3)	2,112,500	(5)	15,462	3,690,462
Chief Legal Officer and	2013	500,000	2,499,997		1,142,972	(4)	—		15,530	4,158,499
Chief Investment Officer	2012	500,000	1,319,682		—		—		15,280	1,834,962
Michelle MacKay	2014	400,000	—	(5)	500,000	(3)	900,000	(5)	10,759	1,810,759
Executive Vice President	2013	400,000	1,200,004		507,992	(4)	—		10,838	2,118,834
	2012	345,833	761,354		—		—		10,602	1,117,789
Barclay Jones	2014	300,000	—	(5)	125,000	(3)	805,000	(5)	11,095	1,241,095
Executive Vice President	2013	300,000	550,000		118,741	(4)	—		11,181	979,922
	2012	250,000	250,000		—		—		10,912	510,912

(1)
Amounts reported in the "All Other Compensation" column include our matching contributions to the named executive officer's account in our 401(k) Plan and additional compensation attributable to certain health, life and disability insurance premiums.

(2)
No annual incentive award was paid to Mr. Sugarman for services in 2014 in consideration of iPIP Points awarded to him in 2015, which will be reported in next year's proxy statement. No annual incentive award was paid to Mr. Sugarman for services performed in 2013 in consideration of iPIP Points awarded to him in 2014, which are reported in the "Stock Awards" column for 2014.

(3)
Amounts reported in the "Stock Awards" column for 2014 include the dollar values of iPIP Points granted to the named executive officers during 2014 in the 2013-2014 iPIP compensation pool, based on the grant date fair value of such awards calculated in accordance with FASB ASC Topic 718 (without regard to forfeitures). The fair values of the iPIP Points were calculated as of the grant date based on various assumptions with respect to forecasted investment originations, expected realization dates of investments (including maturities or sale dates), asset-specific leverage, corporate leverage, investment returns, credit losses and other relevant factors. These assumptions are subject to risks and uncertainties that may cause actual results or outcomes to differ materially from these assumptions. Refer to Note 12 of our consolidated financial statements in our 2014 10-K Report for further details.

(4)
Amounts reported in the "Stock Awards" column for 2013 include the dollar value of LTIP awards granted to the named executive officers based on the grant date fair value of such awards calculated in accordance with FASB ASC Topic 718 (without regard to forfeitures). The fair values of the time-based Units were calculated based upon the share price at the date of grant. The fair values of the performance-based Units were calculated using a Monte Carlo model to simulate a range of possible future stock prices for our common stock. Refer to Note 12 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for further details.

(5)
As described more fully in "Compensation Discussion and Analysis—Annual Incentive Awards," the annual incentive awards for our named executive officers for services in 2014 consist of cash, fully-vested shares of our common stock subject to trading restrictions and supplemental allocations of iPIP Points in the 2013-2014 iPIP pool. Pursuant to the SEC's disclosure rules and regulations, the cash portion of the annual incentive awards is reported under the "Non-Equity Incentive Plan Compensation" column of this Summary Compensation Table. The shares portion and the supplemental allocation of iPIP Points in the 2013-2014 iPIP pool will be reported in next year's proxy statement.

(6)
Amounts reported in the "Stock Awards" column for 2014 for Mr. DiStaso also include the dollar value of LTIP awards granted to Mr. DiStaso based on the grant date fair value of such awards calculated in accordance with FASB ASC Topic 718 (without regard to forfeitures). The fair value of the time-based Units was calculated based upon the share price at the date of grant. The fair value of the performance-based Units was calculated using a Monte Carlo model to simulate a range of possible future stock prices for our common stock. Refer to Note 12 of our consolidated financial statements in our 2014 10-K Report, for further details.

(7)
Amounts reported in the "Stock Awards" column for 2013 include the dollar value of a special award of LTIP time-based Units to Mr. DiStaso based on the grant date fair value of such awards. The fair value of the time-based Units was calculated based upon the share price at the date of grant.

(8)	Includes a deferred cash bonus granted to Mr. DiStaso in 2010 for purposes of retention and paid in 2012.
Grants of Plan-Based Awards
The following table includes information on plan-based awards granted to our named executive officers during 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value ($)(1)(2)
Name	Grant Date	Target (#)	Threshold (#)	Target (#)		Maximum (#)
Jay Sugarman		(3)
	5/22/14				(4)				5,500,000
David DiStaso		(3)
	5/22/14				(4)				187,500
	1/10/14		5,145	10,289	(5)	20,578			213,908
	1/10/14						4,409	(6)	65,738
	1/10/14						14,252	(7)	212,500
Nina Matis		(3)
	5/22/14				(4)				1,062,500
	1/10/14						41,918	(7)	625,000
Michelle MacKay		(3)
	5/22/14				(4)				500,000
	1/10/14						20,121	(7)	300,000
Barclay Jones		(3)
	5/22/14				(4)				125,000
	1/10/14						7,378	(7)	110,000

(1)
Amounts reported in the "Grant Date Fair Value" column include the dollar value of iPIP Points granted to the named executive officers. As described elsewhere in this proxy statement, under the iPIP, participants are awarded Points that represent percentage allocations in compensation pools that include a specified group of investments. Participants are eligible to realize compensation benefits from the returns generated by investments included in the compensation pools. However, no payouts to participants from the iPIP compensation pools will occur until there is a full return of our invested capital in the assets included in a particular pool and the required return on that capital and, therefore, the payouts of an iPIP compensation pool are not expected to occur for an extended period of time and depend on many unknown variables. Further, iPIP participants are generally subject to a six-year vesting period. The fair values of the iPIP Points were calculated as of the grant date based on various assumptions with respect to forecasted investment originations, expected realization dates of investments (including maturities or sale dates), asset-specific leverage, corporate leverage, investment returns, credit losses and other relevant factors. These assumptions are subject to risks and uncertainties that may cause actual results or outcomes to differ materially from these assumptions. Refer to Note 12 of our consolidated financial statements in our 2014 10-K Report for further details.

(2)
Amounts reported in the "Grant Date Fair Value" column also include the dollar value of any LTIP awards granted to a named executive officer based on the grant date fair value of such awards calculated in accordance with FASB ASC Topic 718 (without regard to forfeitures). The fair values of the time-based Units were calculated based upon the share price at the date of grant. The fair values of the performance-based Units were calculated using a Monte Carlo model to simulate a range of possible future stock prices for our common stock. Refer to Note 12 of our consolidated financial statements in our 2014 10-K Report for further details.

(3)
As described more fully in "Compensation Discussion and Analysis—Annual Incentive Awards," at the beginning of each year, the Compensation Committee establishes a performance measure and determines the target amount of our total annual incentive pool, for all employees, assuming that the target performance measure is achieved. The total annual incentive pool is funded after year-end based on how we perform compared to the specific performance measure. Individual employees' payouts from the pool are determined on a discretionary basis by the Committee. There are no Threshold, Target or Maximum payout amounts established under the annual incentive award program. The annual incentive awards for our named executive officers for services in 2014 consist of cash, fully-vested shares of our common stock subject to trading restrictions and supplemental allocations of iPIP Points in the 2013-2014 iPIP pool.

(4)
The allocations of iPIP Points for our chief executive officer and our other named executive officers for the first 2013-2014 iPIP pool were as follows: Mr. Sugarman—44.0 Points (44% of the 2013-2014 iPIP pool); Ms. Matis—8.5 Points (8.5% of the 2013-2014 iPIP pool; Ms. MacKay—4.0 Points (4% of the 2013-2014 iPIP pool; Mr. DiStaso—1.5 Points (1.5% of the 2013-2014 iPIP pool; and Mr. Jones—1.0 Point (1% of the 2013-2014 iPIP pool). There are no Threshold, Target or Maximum payout amounts established under the iPIP.

(5)
These performance-based Units were granted in the target amount subject to a three-year performance period ending December 31, 2016 and will vest on that date only if we achieve performance goals with respect to TSR over the performance period measured against two market indices, the FTSE NAREIT All REITs Index (one-half of the target award) and the Russell 2000 Index (one-half of the target award). See discussion of "Compensation Discussion and Analysis—Performance-Based Awards".

(6)
These time-based Units will cliff vest in one installment on December 31, 2016 if the named officer is employed by us on the vesting date. See discussion of "Compensation Discussion and Analysis—Time-Based Awards".

(7)	These annual incentive awards are issued fully-vested and the named executive officers are restricted from selling these shares for up to two years from the date of grant.
Outstanding Equity Awards
The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2014, which include unvested Units. As required by SEC rules, the market value of unvested Units is calculated by multiplying the number of Units by $13.65, the closing market price of our common stock on December 31, 2014.
OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay Sugarman	21,714	(2)	296,396
					(3)	7,040,000	(3)
David DiStaso	9,000	(2)	122,850
	6,666	(4)	90,991
	4,409	(5)	60,183	20,578	(6)	280,890	(6)
					(3)	240,000	(3)
Nina Matis	27,000	(2)	368,550
					(3)	1,360,000	(3)
Michelle MacKay	12,000	(2)	163,800
					(3)	640,000	(3)
Barclay Jones	5,000	(2)	68,250
					(3)	160,000	(3)

(1)	The market value of unvested Units is calculated by multiplying the number of Units by $13.65, the closing market price of our common stock on December 31, 2014.

(2)
See "Compensation Discussion and Analysis—Time-Based Awards" for a discussion of these time-based Units that will cliff vest in one installment on February 1, 2016 if the officer is employed by us on that date.

(3)
The allocations of Points granted during 2014 for our named executive officers for the 2013-2014 iPIP compensation pool are as follows: Mr. Sugarman—44.0 Points (44% of the 2013-2014 iPIP pool); Ms. Matis—8.5 Points (8.5% of the 2013-2014 iPIP pool); Ms. MacKay—4.0 Points (4% of the 2013-2014 iPIP pool); Mr. DiStaso—1.5 Points (1.5% of the 2013-2014 iPIP pool); and Mr. Jones—1.0 Point (1% of the 2013-2014 iPIP pool). As described elsewhere in this proxy statement, under the iPIP, participants are awarded Points that represent percentage allocations in compensation pools that include a specified group of investments. Participants are eligible to realize compensation benefits from the returns generated by investments included in the compensation pools. However, no payouts to participants from the iPIP compensation pools will occur until there is a full return of our invested capital in the assets included in a particular pool and the required return on that capital and, therefore, the payouts of an iPIP compensation pool are not expected to occur for an extended period of time and depend on many unknown variables. Further, iPIP participants are generally subject to a six-year vesting period. The estimated fair values of the iPIP Points were calculated as of December 31, 2014 based on various assumptions with respect to forecasted investment originations, expected realization dates of investments (including maturities or sale dates), asset-specific leverage, corporate leverage, investment returns, credit losses and other relevant factors. These assumptions are subject to risks and uncertainties that may cause actual results or outcomes to differ materially from these assumptions. Refer to Note 12 of our consolidated financial statements in our 2014 10-K Report for further details.

(4)	See "Compensation Discussion and Analysis—Time-Based Awards" for a discussion of these time-based Units that will vest on December 10, 2015 if the officer is employed by us on that date.

(5)
See "Compensation Discussion and Analysis—Time-Based Awards" for a discussion of these time-based Units that will cliff vest in one installment on December 31, 2016 if the officer is employed by us on that date.

(6)
See "Compensation Discussion and Analysis—Performance-Based Awards" for a discussion of these performance-based Units that will vest on December 31, 2016 at 0%-200% of "target" award amount based on our TSR measured over the performance period relative to the FTSE NAREIT All REITs Index (one-half of the target award) and the Russell 2000 Index (one-half of the target award). The number of Units reported is the maximum amount of the award. The payout value is reported based on achieving the maximum amount of the award and multiplying the number of Units by $13.65, the closing market price of our common stock on December 31, 2014.

STOCK VESTED IN FISCAL 2014
The following table presents information for the named executive officers relating to stock awards that vested during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jay Sugarman	1,676,167	23,902,717
David DiStaso	55,789	784,327
Nina Matis	254,768	3,611,459
Michelle MacKay	121,985	1,730,977
Barclay Jones	79,264	1,131,779

(1)
The net amounts of shares received by Mr. Sugarman, Mr. DiStaso, Ms. Matis, Ms. MacKay and Mr. Jones upon vesting of these awards, after deduction of shares withheld by us to cover associated tax liabilities, as applicable, were 750,381; 29,799; 122,407; 63,057 and 47,551 shares, respectively.

Pension Benefits; Deferred Compensation
We do not maintain any tax-qualified defined benefit plans, supplemental executive retirement plans or similar plans for which information is required to be reported in a pension benefits table. Similarly, we do not maintain any non-qualified deferred compensation plans for which information is required to be reported.
Employment Agreements with Named Executive Officers
We do not have employment agreements with any of our named executive officers.
Severance, Change-in-Control or Similar Arrangements
We do not maintain any severance, change-in-control or similar programs or arrangements that provide for payments to the named executive officers following termination of employment or a change of control of the company, except as described herein. In addition, none of our named executive officers have any "single trigger" change in control arrangements that provide for compensation, including accelerated vesting of stock awards, in the event of a change in control. All long-term incentive compensation awards and other arrangements for our named executive officers include a "double trigger" change in control provision, meaning that, in the event of a change in control of the Company, the incentive compensation awards will receive accelerated vesting only if the change in control transaction is followed by termination of the executive's employment or effective termination, such as material reduction in position, responsibilities, compensation or other significant terms of employment.
We previously maintained a performance-based compensation program called the High Performance Unit (HPU) program, pursuant to which senior management and other employees purchased HPU interests evidencing the right to an equivalent number of shares of our common stock if specified performance hurdles were achieved that represented superior returns to our shareholders. No HPU interests have been issued since 2006. Under the HPU program, upon a change of control (as defined in the HPU plan documents) holders of outstanding HPU interests will be entitled to receive the per share consideration paid to our common shareholders in the change of control transaction multiplied by the equivalent number of shares represented by their outstanding HPU interests. Mr. Sugarman, Mr. DiStaso and Ms. MacKay do not hold any outstanding HPU interests. Ms. Matis holds 212,871 HPU interests. Mr. Jones holds 141,914 HPU interests through an irrevocable trust. If a change-in-control transaction had occurred on December 31, 2014, these officers would have received consideration in the transaction in respect of their HPU interests having equity value of $2,905,692 and $1,937,126, respectively, based upon the $13.65 per share NYSE closing price of our common stock as of that date and assuming the consideration received is equal to such closing price on such date.
Under the terms of our LTIP and the applicable award agreements, if, on December 31, 2014, employment of our named executive officers had been terminated without cause or a change in control had occurred, the named executive officers would have earned unvested Units having the values, and shares would have been delivered on the vesting dates, set forth below:

Name	Market Value of Earned Units Upon Termination Without Cause ($)(1)	Vesting/Delivery Date
Jay Sugarman	189,364	2/1/16
David DiStaso	63,188	12/10/15
	78,488	2/1/16
	20,061	12/31/16
Nina Matis	235,463	2/1/16
Michelle MacKay	104,650	2/1/16
Barclay Jones	43,604	2/1/16

(1)	Based on the $13.65 per share of NYSE closing price of our common stock as of December 31, 2014 and prorated vesting of the unvested Units in accordance with the terms of the award agreements.
Under the iPIP, the following rules shall apply upon a termination of employment:

(i)	if the participant's employment is terminated for "cause", then all Points, whether vested or unvested, shall be forfeited;

(ii)
if the participant's employment is terminated due to the participant's death or disability, then the participant's amount of vested Points shall be increased as of the date of such termination to the next vesting level (for example, if the participant was not yet vested in any Points at the time of such termination, the participant's vested Points shall be increased to 40%); if this circumstance had occurred on December 31, 2014, the vested Points of our named executive officers would have increased to the following amounts: Mr. Sugarman—17.6 Points; Ms. Matis—3.4 Points; Ms. MacKay—1.6 Points; Mr. DiStaso—0.6 Points; and Mr. Jones—0.4 Points

(iii)
if the participant's employment is terminated a result of the participant's "retirement" (i.e., retirement from the company after age 60, and with a sum of age plus years of service equal to at least 70) following the first anniversary of the commencement of an iPIP compensation pool, then 50% of the participant's unvested Points in such pool shall continue to vest on the same schedule as if the participant had not incurred such termination (with such vesting occurring pro rata at each vesting level), except that any such Points that vested following retirement shall be forfeited if the participant competes with us (provided, that the participant shall not be required to repay any amounts previously received unless the provisions referred to below under "Clawback" apply); if Ms. Matis (our only named executive officer who qualified for "retirement" as defined) had retired on December 31, 2014, 4.25 of her unvested Points would continue to vest on the same schedule as if she had not retired; and

(iv)
if, after a change of control, the participant's employment is terminated by us without cause or by the participant for "good reason", then the participant's unvested Points shall continue to vest on the same schedule as if the participant had not incurred such termination.

Except as set forth above, upon a termination of employment, all unvested Points shall be forfeited. Following a formal determination by the Board to proceed with a liquidation of the company, a participant shall become 100% vested in his or her Points if the participant's employment is terminated by us without cause or by the participant for good reason
The iStar Financial Inc. Severance Plan provides separation benefits in the event an employee is terminated without cause, on terms that are available generally to all salaried employees.
Compensation Committee Interlocks and Insider Participation
As of the date of this proxy statement, the members of the Compensation Committee are Robert W. Holman, Jr. (Chairman), Robin Josephs, John G. McDonald and Barry W. Ridings. No member of the Compensation Committee is or was formerly an officer or an employee of the company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the our board, nor has such interlocking relationship existed in the past.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were met.
DIRECTOR COMPENSATION
During 2014, we modified the compensation program for our non-employee directors. We eliminated payment of separate fees for board and committee meetings attended, increased annual retainers for directors, committee chairs and committee members and annual equity awards for directors. In making this change, we concluded that meeting fees do not necessarily recognize director efforts, as board and committee work is increasingly completed outside of formal meetings. In addition, the elimination of meeting fees simplifies the administration and communication of the board compensation program. Currently, we pay all non-employee directors an annual retainer of $100,000, paid in quarterly cash installments. The chairpersons of our board committees receive the following annual retainers, paid in quarterly cash installments: Audit Committee—$40,000; Compensation Committee—$40,000; and other committees—$16,000. Committee members receive the following annual retainers, paid in quarterly cash installments: Audit Committee—$15,000; Compensation Committee—$15,000; and other committees—$10,000. Directors do not receive additional fees for board or committee meetings attended. Each non-employee director receives an annual equity award of $125,000, payable at their election in common stock equivalents (CSEs) or restricted shares of our common stock. The number of CSEs or restricted shares is based on the average NYSE closing price for our common stock for the 20 days prior to the date of the annual shareholders meeting. Our Lead Director receives an additional award of $75,000, in consideration of her services as Lead Director, payable at her election in CSEs or restricted shares based on the average NYSE closing price for our common stock for the 20 days prior to the date of the annual shareholders meeting. The CSEs and restricted shares generally vest at the time of the next subsequent annual shareholders meeting. An amount equal to the dividends paid on an equivalent number of shares of our common stock is paid on the CSEs and restricted shares from the date of grant, as and when dividends are paid on the common stock. Under the Non-Employee Directors' Deferral Plan, directors have the opportunity to defer the receipt of some or all of their compensation in accordance with the provisions of the plan.

The table below summarizes the compensation information for our non-employee directors for the fiscal year ended December 31, 2014. Jay Sugarman, our chairman and chief executive officer, is not included in this table as he is our employee and receives no compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert W. Holman, Jr.	178,000	124,385	—	5,000	307,385
Robin Josephs	132,900	199,027	—	5,000	336,927
John G. McDonald	150,200	124,385	—	—	274,585
Dale Anne Reiss	157,900	124,385	—	5,000	287,285
Barry W. Ridings	163,500	124,385	—	5,000	292,885

(1)
Amounts included in the "Stock Awards" column reflect the grant date fair value of CSEs and restricted share awards made to directors in 2014 computed in accordance with FASB ASC Topic 718 (without regard to forfeitures). These awards were made to the directors under the Non-Employee Directors' Deferral Plan. The CSE and restricted share awards are valued using the closing price of our common stock on the date of grant. As of December 31, 2014, the directors held the following aggregate amounts of CSEs and/or restricted shares: Robert W. Holman, Jr.—43,591 CSEs and 8,602 restricted shares; Robin Josephs—75,513 CSEs and 13,764 restricted shares; John G. McDonald—69,536 CSEs; Dale Anne Reiss—43,591 CSEs and 8,602 restricted shares; and Barry W. Ridings— 6,670 CSEs and 8,602 restricted shares.

(2)	No option awards were granted to directors in 2014. As of December 31, 2014, the directors held no outstanding option awards.

(3)
Our directors are eligible to participate in our broad-based matching gifts program under which we will donate funds equal to contributions made by directors or employees to qualified nonprofit organizations, up to a maximum annual matching contribution per individual of $5,000 for directors and senior officers, $2,500 for other officers and $1,500 for other employees. Our directors are also eligible for reimbursement of the costs of attending continuing director education programs. Amounts included in the "All Other Compensation" column include any matching gifts made by us on behalf of the director and any education costs reimbursed by us to the director.

INDEMNIFICATION
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. The Maryland General Corporation Law, or MGCL, permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Under the MGCL, a Maryland corporation is required to indemnify any director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, unless the charter requires otherwise, which our charter does not. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately be determined that the standard of conduct was not met. Our charter requires us to indemnify and advance expenses to our directors and officers to the full extent required or permitted by Maryland law. In addition, we have obtained directors and officers liability insurance, which covers our directors and executive officers.
ACCOUNTING FEES AND SERVICES
Fees paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, during the last two fiscal years were as follows:
Audit Fees: The aggregate fees incurred during the fiscal years ended December 31, 2014 and December 31, 2013 for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audits of our consolidated financial statements and our internal control over financial reporting and its limited reviews of our unaudited consolidated interim financial statements were approximately $1,706,000 and $1,588,375, respectively. The 2013 fees include amounts not previously reported by us in the 2014 proxy statement, because they were invoiced subsequent to the date of that proxy statement.
Audit-Related Fees: The aggregate fees incurred during the fiscal years ended December 31, 2014 and December 31, 2013 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements and are not disclosed under "Audit Fees" above, were approximately $13,000 and $92,000, respectively. These audit-related fees included fees related to consultations concerning financial accounting and reporting standards, audits of wholly-owned consolidated secured financing subsidiaries and the issuance of mortgage servicing compliance reports.
Tax Fees: The aggregate fees incurred during the fiscal years ended December 31, 2014 and December 31, 2013 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately $302,176 and $416,121, respectively. These services included income tax compliance and related tax services.
All Other Fees: No fees were incurred during the years ended December 31, 2014 or December 31, 2013 for other professional services rendered by PricewaterhouseCoopers LLP.
Our Audit Committee is responsible for retaining and terminating our independent registered public accounting firm (subject, if applicable, to shareholder ratification) and for approving the performance of any non-audit services by the independent registered public accounting firm. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent registered public accounting firm and for presenting its conclusions with respect to the independent registered public accounting firm to the full board.
The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as significant non-audit services, with the independent registered public accounting firm. During fiscal 2014, the Audit Committee approved all audit engagement fees and terms with PricewaterhouseCoopers LLP, as well as all significant non-audit services performed by PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us as of March 25, 2015 (except as otherwise indicated) with respect to any common stock and Series D preferred stock owned by our directors, nominees for director and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5% of our issued and outstanding common stock and Series D preferred stock. This table includes options, if any, that are currently exercisable or exercisable within 60 days of the date of this proxy statement and CSEs and restricted shares of our common stock awarded to non-employee directors under the iStar Financial Inc. Non-Employee Directors Deferral Plan which are or will be fully vested within 60 days.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned(1)		% of Basic Common Stock Outstanding(2)		Series D Preferred Stock Beneficially Owned(1)		% of Series D Preferred Stock Outstanding(2)
David DiStaso(3)	80,010	(4)	*
Robert W. Holman, Jr.(3)	109,776	(5)	*
Robin Josephs(3)	148,124	(6)	*
Nina Matis(3)	296,827	(7)	*
John G. McDonald(3)	109,536	(8)	*
Dale Anne Reiss(3)	69,536	(9),(10)	*		400	(10)	*
Barry W. Ridings(3)	32,615	(11)	*
Jay Sugarman(3)	2,740,097	(12)	3.20%		2,000		*
BlackRock, Inc.	6,605,315	(13)	7.72%	(13)
Diamond Hill Capital Management, Inc.	5,533,617	(14)	6.47%
Morgan Stanley	4,270,168	(15)	4.99%
Steadfast Capital Management LP Robert S. Pitts, Jr.	5,076,960	(16)	5.94%
Valinor Management, LLC David Gallo	4,787,412	(17)	5.60%
The Vanguard Group	4,883,209	(18)	5.71%
Apollo Capital Management, L.P.		(19)		(19)			*
All executive officers, directors and nominees for director as a group (8 persons)	3,586,521		4.19%

*	Less than 1%.

(1)
Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2)	As of March 25, 2015, 85,534,364 shares of common stock and 4,000,000 shares of Series D preferred stock were outstanding.

(3)	c/o iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036.

(4)
Includes 80,010 shares owned directly by Mr. DiStaso. Does not include 41,875 unvested restricted stock units awarded to Mr. DiStaso, which represent the right to receive shares of common stock if and when the units vest.

(5)
Includes 40,240 shares owned indirectly by Mr. Holman through a partnership, 17,343 shares owned directly, 43,591 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan which are or will be fully vested within 60 days, and 8,602 restricted shares which are or will be fully vested within 60 days.

(6)
Includes 15,977 shares of common stock owned indirectly by Ms. Josephs through a family trust, 13,140 shares owned indirectly through an Individual Retirement Account, 29,730 shares owned directly, 75,513 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan which are or will be fully vested within 60 days, and 13,764 restricted shares which are or will be fully vested within 60 days.

(7)
Includes 296,827 shares of common stock owned directly by Ms. Matis. Does not include 27,000 unvested restricted stock units awarded to Ms. Matis, which represent the right to receive shares of common stock if and when the units vest.

(8)
Includes 28,000 shares of common stock owned indirectly by Professor McDonald through an Individual Retirement Account, 12,000 shares owned indirectly through a family trust and 69,536 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan which are or will be fully vested within 60 days.

(9)
Includes 17,343 shares held directly by Ms. Reiss, 43,591 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan which are or will be fully vested within 60 days, and 8,602 restricted shares which are or will be fully vested within 60 days.

(10)	Does not include 2,768 shares of non-voting Series E preferred stock and 4,142 shares of non-voting Series F preferred stock beneficially owned indirectly by Ms. Reiss.

(11)
Includes 17,343 shares held directly by Mr. Ridings, 6,670 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan which are or will be fully vested within 60 days, and 8,602 restricted shares which are or will be fully vested within 60 days.

(12)
Includes 2,699,553 shares of common stock owned directly by Mr. Sugarman and 40,544 shares owned indirectly through Mr. Sugarman's spouse. Does not include 21,714 unvested restricted stock units awarded to Mr. Sugarman which represent the right to receive shares of common stock if and when the units vest.

(13)
This information is based solely on a Schedule 13G, dated December 31, 2014, filed with the SEC by BlackRock, Inc. and a review of public filings by the funds reported as beneficial owners in that Schedule 13G. This shareholder's address is 55 E. 52nd Street, New York, NY 10022. According to the 13G, (i) various entities affiliated with BlackRock, Inc. hold undisclosed amounts of our common stock, 1.5% convertible senior notes due 2016 and 3.0% convertible senior notes due 2016; and (ii) if the BlackRock entities, and only the BlackRock entities, converted all of their convertible securities, they would hold up to 10,109,809 shares of our common stock, or approximately 11.82% of our common stock outstanding.

(14)
This information is based solely on a Schedule 13G, dated December 31, 2014, as amended, filed with the SEC by Diamond Hill Capital Management, Inc. This shareholder's address is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.

(15)	This information is based solely on a Schedule 13G, dated January 16, 2015, filed with the SEC by Morgan Stanley. This shareholder's address is 1585 Broadway, New York, NY 10036.

(16)
This information is based solely on a Schedule 13G, dated December 31, 2014, as amended, filed with the SEC by Steadfast Capital Management LP, Robert S. Pitts, Jr., its managing member, and certain affiliated persons.

(17)
This information is based solely on a Schedule 13G, dated December 31, 2014, as amended, filed with the SEC by Valinor Management, LLC and Mr. David Gallo, managing member of Valinor Management, LLC. This shareholder's address is 510 Madison Avenue, 25th Floor, New York, NY 10022. Each of Valinor Management, LLC and Mr. Gallo has disclaimed beneficial ownership of these shares except to the extent of their pecuniary interests therein.

(18)	This information is based solely on a Schedule 13G, dated December 31, 2014, filed with the SEC by The Vanguard Group. This shareholder's address is 100 Vanguard Blvd., Malvern, PA 19355.

(19)
This information is based solely on a Schedule 13G, dated December 31, 2014, as amended, filed with the SEC by Apollo Capital Management, L.P. and certain affiliated persons, many of which disclaim beneficial ownership of such shares. This shareholder's address is 9 W. 57th Street, 43rd Floor, New York, NY 10019. According to the 13G, (i) various entities affiliated with Apollo Capital Management, L.P. hold undisclosed amounts of our common stock, 1.5% convertible senior notes due 2016, 3.0% convertible senior notes due 2016 and 4.5% Series

J cumulative perpetual preferred stock; and (ii) if the Apollo entities, and only the Apollo entities, converted all of their convertible securities, they would hold up to 6,734,822 shares of our common stock, or approximately 7.87% of our common stock outstanding.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures With Respect to Related Party Transactions
It is the policy of our board of directors that all transactions between us and a related party must be approved or ratified by at least a majority of the members of our board who have no financial or other interest in the transaction. A related party includes any director or executive officer, any nominee for director, any shareholder owning 5% of more of our outstanding shares, and any immediate family member of such person.
In determining whether to approve or ratify a related party transaction, the board will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. No director will participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director will provide all material information concerning the related party transaction to our board.
If a related party transaction will be ongoing, our board may establish guidelines for our management to follow in its ongoing dealings with the related party. The board may delegate to our Nominating and Corporate Governance Committee the authority to review and assess, on at least an annual basis, any such ongoing relationships with the related party to see that they are in compliance with the board's guidelines.
All related party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

PROPOSALS
PROPOSAL 1:
ELECTION OF DIRECTORS
The Board has nominated directors Sugarman, Holman, Josephs, McDonald, Reiss and Ridings to be elected to hold office for a term of one year, until the next annual meeting and until their successors have been elected and qualified.
Recommendation Regarding the Election of Directors
The board recommends that you vote FOR electing the six named nominees as our directors.
PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors, with the concurrence of the board, has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2015, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.
Recommendation Regarding Ratification of Appointment of PricewaterhouseCoopers LLP
The board recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2015.
PROPOSAL 3:
SHAREHOLDER ADVISORY (NON-BINDING) VOTE
ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and rules adopted by the SEC thereunder, our shareholders are entitled to cast a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement, commonly referred to as the Say on Pay vote. We conduct an annual, non-binding Say on Pay vote consistent with the recommendation of a majority of our shareholders expressed by vote at our 2011 Annual Meeting.
Shareholders are urged to read the section of this proxy statement captioned "EXECUTIVE COMPENSATION", and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how our compensation policies and practices implement our philosophy.
As described more fully in that discussion, our compensation programs have been designed to create a strong connection between executive pay and our business performance, including shareholder value creation, and achieve the following objectives:

•
To further our current and long-term strategic, business and financial goals in the creation of shareholder value by enabling us to attract, retain, motivate and reward key executives who contribute to achieving those goals.

•
To encourage our key executives to improve business performance and increase shareholder value by providing a mix of current compensation and long-term rewards that is variable and balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

•	To align shareholder and employee interests by compensating employees for improving our business performance and increasing the value of the company, to the benefit of our shareholders.
To promote these objectives, a significant part of executive compensation is based on accomplishing achievements that increase the value of the company. We believe this approach helps us achieve our objectives and promote the interests of our shareholders.
In conjunction with improving economic and commercial real estate market conditions, we have continued to make meaningful progress towards achieving a number of our strategic corporate objectives. Our compensation actions during 2014 take into account the performance and accomplishments of our management team towards achieving our current and long-term strategic, business and financial goals, and reflect our continuing efforts to enhance the alignment between our executive incentives and results realized by our shareholders.
We are requesting your non-binding vote on the following resolution:
RESOLVED, that the Company's shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers as described in the Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure
Although your vote is non-binding and advisory, the board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation Regarding the Shareholder Advisory Vote on Named Executive Officer Compensation
The board recommends that you vote FOR the Say on Pay resolution to approve the compensation of the named executive officers as described in this proxy statement.
PROPOSAL 4:
SHAREHOLDER PROPOSAL
We have been advised that UNITE HERE International Union, 275 Seventh Avenue, New York, NY 10001, which has indicated that it has continuously owned in excess of $2,000 in market value of our common stock for more than one year, intends to submit the following proposal at the annual meeting of shareholders:
"RESOLVED, that shareholders of iStar Financial Inc. (the "Company") urge the Board to take all steps necessary under applicable law to cause the Company to opt out of Maryland's Unsolicited Takeover Act (Title 3, subtitle 8 of the Maryland General Corporation Law, the "Act"), and to require a majority vote of shareholders before opting back into the Act.
"Supporting Statement:
"This proposal urges the board to initiate the actions required for the Company to opt out of provisions of Maryland's Unsolicited Takeover Act (MUTA). The Act permits the board, without shareholder approval, to implement various takeover defenses, such as classifying the board, expanding the size of the board while filling new vacancies through the votes of directors only, and requiring a two-thirds vote for removal of a director. The statute essentially acts as a poison pill; these defenses, if implemented by the board, may adversely affect shareholder value by discouraging offers to acquire the Company that could be beneficial to shareholders.
"With four leading lodging REITs incorporated in Maryland opting out of provisions of MUTA over the past two years, a new standard for shareholder rights is emerging in the sector. At two other lodging REITS, shareholder proposals to opt out of MUTA received the support of a majority of votes cast.

"The US hotel industry has witnessed improved operating fundamentals for three consecutive years. Near the top of the previous cycle, nearly half of the publicly traded equity lodging REITs then in existence were bought out, often at substantial premiums for shareholders. For example:

•	In February 2006, Blackstone acquired Meristar REIT for a $10.45 per share consideration, 20% above the average trading price the day before the announcement.

•	Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement.

•	JER Realty acquired Highland Hospitality Corporation, a REIT, for $19.50 a share, a premium of approximately 15% over Highland's three-month close share price.
"Robust econometric date shows that anti-takeover statutes increase agency managerial cost and reduce shareholder wealth (Subramanian, 2002). Further, studies have shown that because they protect managers from removal, they reduce incentives for manager to operate as profitably as possible (Booth, 1988).
"We urge shareholders to ask the board to protect shareholder value by similarly opting out of the Unsolicited Takeover Act, and vote FOR this proposal."
The Board recommends a vote AGAINST Proposal No. 4
The Purported Supporting Information Focuses on the Lodging REIT Sector. iStar Is Not A Lodging REIT.

•
The proponent is a labor union that represents workers in the hotel industry. Based on publicly-available information, the union has made a number of shareholder proposals to lodging REITs in recent years. The union's pattern appears to be to acquire minimal interests in lodging REITs – sufficient to meet the minimum standards for advancing a shareholder proposal. Similarly, in this instance, the union's representative has advised us that it owns 350 shares of iStar common stock, which had a value of approximately $4,463 as of March 25, 2015.

•
In support of its proposal, the union references: (i) four lodging REITs that have adopted similar measures over the past two years, and (ii) premiums garnered in three lodging REIT acquisition transactions occurring in 2006 and 2007. In two of the three acquisition transactions cited, the lodging REIT's organizational documents appear not to have contained the measures being proposed by the union for iStar.

•	As of December 31, 2014, approximately 8.7% of iStar's investments, including loans, related to lodging assets.
Discussions with Shareholders Raised Important Questions

•	As part of our shareholder outreach, we discussed the topic of takeover defenses with a number of our larger shareholders.

•	Our shareholders provided us with important feedback and questions.

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As a general matter, our shareholders are supportive of measures that improve opportunities for higher returns, both through stock price increases and potential premia in change of control transactions.

•	Several shareholders asked for further information regarding:

i.	Have iStar's peers in the commercial real estate finance and investment ("CREI") sectors taken actions similar to those proposed by the union?

ii.	If they have done so, what was the effect on their stock price at announcement of the measures?

iii.	Is there any evidence as to how such measures impacted M&A premia in the CREI sectors?

The Board Does Not Believe That It Is In iStar's Best Interests To Adopt The Union's Proposal At This Time For The Following Reasons:

•	Shareholders have asked important questions about iStar's CREI peers that require further study. The statistical information provided by the union is focused on lodging REITs, outdated and confusing.

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The board believes it may be useful to retain protections against the potential abuses of coercive takeover attempts. The board would like to further consider alternative measures designed to strike an appropriate balance between shareholder approvals, which take time to obtain, and the need for the board to act quickly at times to protect shareholder interests. In this regard, the board believes it is also important to give due consideration to the protection of iStar's significant net operating loss carryforwards (in excess of $750 million), which can be limited if change of control transactions are not carefully structured.

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While the union is a shareholder of record, we believe that its pattern of acquiring minimal interests in lodging REITs and its minimal interest in iStar suggest that it does not have the same interest in iStar's success or in this proposal as our more substantial, long-term shareholders.

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We are focused on creating shareholder value. iStar's total shareholder return over the past 5 years exceeds 433%. We have sound governance practices, including having voluntarily de-staggered our board more than 12 years ago - long before many other REITs.

The board understands that shareholder rights are important, and a carefully considered and thoughtfully designed proposal that reflects our specific current and long-term strategic, business and financial goals, our diverse portfolio of assets and the interests of all of its shareholders deserves serious consideration. This proposal fails to meet those criteria. Accordingly, the board intends to continue to study this issue in close collaboration with our shareholders.
Recommendation Regarding Proposal 4
For all of the reasons described, the board recommends that you vote AGAINST Proposal 4.
OTHER MATTERS
When Are Shareholder Proposals Due for the 2016 Annual Meeting?
In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended to be presented at the annual meeting to be held in 2016 must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than December 12, 2015 for inclusion in the 2016 proxy materials. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at our 2016 annual meeting, the proposal must contain the information required by our bylaws and be received by us in accordance with our bylaws. Pursuant to our current bylaws, shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted not later than December 12, 2015 and not earlier than November 12, 2015; provided, however, in the event that the date of the 2016 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after May 20, 2016, in order for a proposal by a shareholder to be timely, such proposal must be delivered not earlier than the 150th day prior to the date of the 2016 annual meeting and not later than 5:00 p.m., Eastern time, on the later of (1) the 120th day prior to the date of the 2016 annual meeting or (2) the tenth day following the date on which public announcement of the date of the 2016 annual meeting of shareholders is first made.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the impacted shareholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify us by (1) directing your written request to: iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, Attn: Investor Relations or (2) contacting our Investor Relations department at (212) 930-9400. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact us as specified above.
Are there any other matters coming before the 2015 Annual Meeting?
Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting or any postponement of the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their discretion.
We urge you to authorize a proxy to vote your shares by completing, signing, dating and returning the accompanying proxy card in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.
Availability of Annual Report on Form 10-K
Our 2014 Annual Report to Shareholders, including our audited financial statements for the fiscal year ended December 31, 2014, is being made available to you along with this proxy statement. You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended on Form 10-K/A on March 27, 2015, without exhibits, by writing to us at iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036, Attention: Investor Relations, or by visiting our website at www.istarfinancial.com. The Annual Report on Form 10-K, as amended, is not part of the proxy solicitation materials, however, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
By Order of the Board of Directors
Geoffrey M. Dugan
General Counsel, Corporate and Secretary
New York, NY
April 10, 2015

Exhibit A
Adjusted Income and Adjusted EBITDA
In addition to net income (loss), we use Adjusted Income and Adjusted EBITDA to measure our operating performance. Adjusted Income represents net income (loss) allocable to common shareholders, prior to the effect of depreciation and amortization, provision for (recovery of) loan losses, impairment of assets, loss on transfer of interest to unconsolidated subsidiary, stock-based compensation expense, and the non-cash portion of gain (loss) on early extinguishment of debt. Adjusted EBITDA represents net income (loss) plus the sum of interest expense, income taxes, depreciation and amortization, provision for (recovery of) loan losses, impairment of assets, loss on transfer of interest to unconsolidated subsidiary, stock-based compensation expense and gain (loss) on early extinguishment of debt.

	For the Years Ended December 31,
	2014	2013
	(in thousands)
Adjusted Income
Net income (loss) allocable to common shareholders	$(33,722)	$(155,769)
Add: Depreciation and amortization	76,287	72,439
Add/Less: Provision for (recovery of) loan losses	(1,714)	5,489
Add: Impairment of assets	34,634	14,353
Add: Loss on transfer of interest to unconsolidated subsidiary	—	7,373
Add: Stock-based compensation expense	13,314	19,261
Add: Loss (gain) on early extinguishment of debt, net	25,369	19,655
Less: HPU/Participating Security allocation	(4,791)	(4,478)
Adjusted Income (loss) allocable to common shareholders	$109,377	$(21,677)

For the Year Ended December 31, 2014
(in thousands)
Adjusted EBITDA
Net income (loss)	$15,765
Add: Interest expense	228,395
Add: Income tax expense	3,912
Add: Depreciation and amortization	79,042
EBITDA	327,114
Add: Recovery of loan losses	(1,714)
Add: Impairment of assets	34,634
Add: Stock-based compensation expense	13,314
Add: Loss on early extinguishment of debt	25,369
$398,717